EXECUTION VERSION

EXCHANGE AGREEMENT

dated as of January 18, 2011

by and among

CARGILL, INCORPORATED,

MARGARET A. CARGILL FOUNDATION,

ANNE RAY CHARITABLE TRUST,

ACORN TRUST

and

LILAC TRUST

Annex List:

Annex A:	Ownership of Subject Shares
Annex B:	Form of Amendment to Cargill’s certificate of incorporation

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of January 18, 2011 (this “Agreement”), by and among Cargill, Incorporated (“Cargill”), the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended, by its trustees (the “MAC Foundation”), Acorn Trust dated January 30, 1995, as amended, by its trustees (“Acorn”), Lilac Trust dated August 20, 1996, as amended, by its trustees (“Lilac”), and the Anne Ray Charitable Trust dated August 20, 1996, as amended, by its trustees (the “Anne Ray Charity”, and together with Acorn, Lilac and the MAC Foundation, the “MAC Trusts”).

RECITALS

WHEREAS, as of the date hereof, Cargill and its Subsidiaries (defined below) own in the aggregate 285,759,772 shares of the outstanding shares of Mosaic Common Stock (defined below);

WHEREAS, as of the date hereof, the MAC Trusts own in the aggregate 189,063,390 of the outstanding shares of Cargill Common Stock (defined below), and each MAC Trust owns the number of shares of Cargill Common Stock listed opposite such MAC Trust’s name on Annex A hereto (such number of shares in the aggregate and with respect to each MAC Trust, the “Subject Shares”);

WHEREAS, concurrently and in connection herewith, Mosaic (defined below), GNS II (U.S.) Corp., a direct, wholly-owned subsidiary of Mosaic that will change its name to “The Mosaic Company” promptly following the Merger Effective Time (as defined below) (“M Holdings”), GNS Merger Sub LLC, a limited liability company and a direct, wholly-owned subsidiary of M Holdings (“Merger Sub”), and Cargill are entering into a Merger and Distribution Agreement (as it may be amended from time to time, the “Merger and Distribution Agreement”), pursuant to which on the Closing Date (as defined in the Merger and Distribution Agreement):

(a) the certificate of incorporation of M Holdings will be amended (such amendment, the “M Holdings Charter Amendment”) to, among other things, (x) authorize the issuance of (A) four series of shares of new M Holdings Class A Common Stock (as defined below), with each share of each such series being entitled to one (1) vote with respect to all matters on which the holders of M Holdings Class A Common Stock are entitled to vote, (B) three series of shares of new M Holdings Class B Common Stock (as defined below), with each share of each such series being entitled to ten (10) votes with respect to the election of directors and one (1) vote with respect to all other matters on which the holders of M Holdings Class B Common Stock are entitled to vote, and (C) shares of M Holdings Common Stock (as defined below), each share of which will be entitled to one (1) vote with respect to all matters on which the holders of M Holdings Common Stock are entitled to vote; and (y) reclassify all of the shares of capital stock of M Holdings then held by Mosaic into shares of M Holdings Common Stock to be held by Mosaic;

(b) after the effective time of the M Holdings Charter Amendment, Merger Sub will merge with and into Mosaic (the “Merger”) (with Mosaic being the surviving corporation in such

Merger) pursuant to which (i) Mosaic will become a wholly-owned subsidiary of M Holdings; (ii) a portion of the outstanding shares of Mosaic Common Stock held by Cargill will be converted, on a one-for-one basis, into the right to receive shares of the different series of M Holdings Class A Common Stock and M Holdings Class B Common Stock; and (iii) each of the other outstanding shares of Mosaic Common Stock (including a portion of the shares of Mosaic Common Stock held by Cargill) will be converted, on a one-for-one basis, into the right to receive shares of M Holdings Common Stock; and

(c) as promptly as practicable after the Merger Effective Time, Cargill will consummate a split-off transaction (the “Split-off”) pursuant to which Cargill will exchange all of the shares of M Holdings Class B Common Stock, M Holdings Class A Common Stock and M Holdings Common Stock, to be received by it in the Merger (other than the Cargill Retained M Holdings Shares (as defined below)) with certain stockholders of Cargill for outstanding shares of capital stock of Cargill held by such stockholders of Cargill;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties wish to provide for the exchange of the Subject Shares owned by the MAC Trusts for M Holdings Stock as part of the Split-off; and

WHEREAS, pursuant to the Registration Agreement being entered into concurrently herewith by and among Mosaic, M Holdings, the MAC Trusts and Cargill (as it may be amended from time to time, the “Registration Agreement”), the MAC Trusts will be entitled to sell in Formation Offerings (and, under certain circumstances, other sales) shares of M Holdings Common Stock the MAC Trusts receive in the Split-off and shares of M Holdings Common Stock the MAC Trusts receive upon the conversion of certain of the shares of M Holdings Class A Common Stock the MAC Trusts receive in the Split-off.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accompanying D&P Report” has the meaning set forth in Section 4.1(a).

“Acorn” has the meaning set forth in the Preamble.

“Adjusted Duff & Phelps Value” means the product of (i) 0.85, multiplied by (ii) the Duff & Phelps Value.

“Adjusted Exchange Value” means (i) the Adjusted Duff & Phelps Value, less (ii) One Dollar ($1.00).

“Administrative Period” has the meaning set forth in Section 3.2(e)(ix).

“Affiliate” has the meaning set forth in the Merger and Distribution Agreement.

“Aggregate Exchange Value” means the product of 189,063,390 multiplied by the Adjusted Exchange Value.

“Agreement” has the meaning set forth in the Preamble.

“Allocable Percentage” means with respect to each MAC Trust, the percentage determined by dividing (x) the number of Subject Shares being assigned, transferred, conveyed and delivered to Cargill by such MAC Trust pursuant to this Agreement (including, if applicable, pursuant to the Offer), by (y) 189,063,390.

“Alternative Sale Transaction” has the meaning set forth in Section 6.2(d).

“Anne Ray Charity” has the meaning set forth in the preamble.

“Associated Entity” means with respect to Lilac, the Anne Ray Charity; with respect to the Anne Ray Charity, Lilac; with respect to Acorn, the MAC Foundation; and with respect to the MAC Foundation, Acorn.

“Assumed Combined Tax Rate” shall mean the sum of (i) the Assumed Federal Tax Rate and (ii) the product of (a) one (1) minus the Assumed Federal Tax Rate and (b) the Assumed State Tax Rate.

“Assumed Federal Tax Rate” shall mean the highest marginal U.S. federal income tax rate to which U.S. corporations are subject.

“Assumed State Tax Rate” shall mean ten percent (10%).

“Base C Value” means the aggregate fair market value (reflecting the midpoint of a range of fair market values) of all shares of all classes of Cargill’s capital stock, other than preferred stock, as of the Valuation Date, without regard for the shares of Mosaic Common Stock held by Cargill and its Subsidiaries or the value thereof, without any discount for the lack of marketability of Cargill’s capital stock or any premiums for control and without giving effect to the transactions contemplated by the Transaction Agreements, as reflected in the Duff & Phelps Report. For avoidance of doubt, in determining the Base C Value, the obligation related to the value of the outstanding executive stock options as of the Valuation Date shall be determined based on an aggregate fair market value of all shares of all classes of Cargill’s capital stock, other than preferred stock, that reflects an aggregate value for the shares of Mosaic Common Stock held by Cargill and its Subsidiaries determined based on the Mosaic Market Price.

“Breaching Party” means, at any time, (a) any party whose representations or warranties hereunder were inaccurate in any material respect as of the date of this Agreement or are inaccurate in any material respect at such time or (b) any party that shall have breached its covenants or obligations hereunder or under any of the other Transaction Documents and not cured such breach as of such time.

“Bring Down Tax Opinion” shall mean a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, dated the Closing Date, reaffirming the conclusions set forth in the Initial Tax Opinion.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York, New York are authorized or obligated by law or executive order to close.

“Cargill Common Stock” means the common stock, par value $0.01 per share, of Cargill.

“Cargill Indemnified Parties” has the meaning set forth in Section 4.3(a).

“Cargill Post-Transaction Share Value” has the meaning set forth in Section 6.2(d)(i).

“Cargill Post-Transaction Share Value Notice” has the meaning set forth in Section 6.2(d)(i).

“Cargill Share Value” has the meaning set forth in Section 6.2(c).

“Cargill Share Value Notice” has the meaning set forth in Section 6.2(c).

“Closing” has the meaning set forth in the Merger and Distribution Agreement.

“Closing Date” has the meaning set forth in the Merger and Distribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent Shares” has the meaning set forth in the Registration Rights Agreement.

“DOJ” means the U.S. Department of Justice.

“Duff & Phelps” means Duff & Phelps, LLC.

“Duff & Phelps Report” shall have the meaning set forth in Section 4.1(a).

“Duff & Phelps Value” shall mean (i) the sum of (a) the Base C Value as reflected in the Duff & Phelps Report, plus (b) the product of (A) the Mosaic Market Price, multiplied by (B) the number of shares of Mosaic Common Stock held by Cargill and its Subsidiaries as of the Valuation Date, divided by (ii) the number of outstanding shares of all classes of Cargill’s capital stock, other than preferred stock, as of the Valuation Date.

“End Date” has the meaning set forth in the Merger and Distribution Agreement.

“Excess Number” has the meaning set forth in Section 6.2(d)(v).

“Exchange” means the exchange of Subject Shares for MAC Exchange Shares as contemplated by Section 2.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchanging Cargill Debt Holders” has the meaning set forth in the Merger and Distribution Agreement.

“Exchange Closing” has the meaning set forth in Section 2.2.

“First Formation Offering” has the meaning set forth in the Registration Agreement.

“Formation Offerings” has the meaning set forth in the Registration Agreement.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” shall mean U.S. generally accepted accounting principles as in effect from time to time.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, by and among, M Holdings and each of the MAC Trusts and the other Persons from time to time party thereto, as such agreement may be amended from time to time.

“Governance Agreement Restrictions” means the transfer and standstill restrictions and related provisions reflected in the Governance Agreement.

“Governmental Entity” means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative, supervisory or taxing functions of or pertaining to government, including any court.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Initial Tax Opinion” means the written tax opinion as to certain consequences of the Split-off rendered by Fried, Frank, Harris, Shriver & Jacobson LLP to Cargill as of the date of this Agreement.

“IRS” means the Internal Revenue Service.

“IRS Ruling Submission” shall mean the request for rulings submitted by Cargill to the IRS, dated December 21, 2009, including the exhibits thereto and all supplements, other submissions, documents, materials or other information submitted to the IRS in connection with such request for rulings or any supplemental rulings related to the Transactions.

“Law” means all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Entity.

“Lilac” has the meaning set forth in the Preamble.

“M Holdings” has the meaning set forth in the Recitals.

“M Holdings Charter Amendment” has the meaning set forth in the Recitals.

“M Holdings Class A Common Stock” has the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Class B Common Stock” has the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Common Stock” has the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Series A-4 Common Stock” has the meaning set forth in the Merger and Distribution Agreement.

“M Holdings Stock” has the meaning set forth in the Merger and Distribution Agreement.

“MAC Exchange Shares” means that number of shares of M Holdings Stock determined by dividing (x) the Aggregate Exchange Value, by (y) the Mosaic Market Price and shall consist of such combination of shares of M Holdings Common Stock, M Holdings Class A Common Stock and M Holdings Class B Common Stock as determined by Cargill, provided however, that the MAC Exchange Shares shall consist of (i) the minimum number of shares of M Holdings Class B Common Stock necessary for Cargill to transfer to its stockholders in the Split-off (including to the MAC Trusts pursuant to the Exchange) M Holdings Stock representing at least 81% of the total voting power (for the election of directors of M Holdings) of the shares of M Holdings Common Stock, M Holdings Class A Common Stock and M Holdings Class B Common Stock outstanding at the time of the Split-off (such percentage calculated assuming Cargill does not transfer the Cargill Retained M Holdings Shares to its stockholders in the Split-off, that all shares of M Holdings Class B Common Stock transferred by Cargill in the Split-off are distributed first to the stockholders of Cargill, other than the MAC Trusts, before any such shares of M Holdings Class B Common Stock are distributed to the MAC Trusts, and that the shares of M Holdings Common Stock held by Mosaic are treated as outstanding shares of M Holdings Common Stock with the same voting power per share as other shares of M Holdings Common Stock), (ii) a number of shares of M Holdings Common Stock no less than the number of shares of M Holdings Common Stock to be sold by the MAC Trusts in the First Formation Offering, (iii) a number of shares of M Holdings Series A-4 Common Stock equal to 49,500,000 less the number of shares of M Holdings Common Stock included in the MAC Exchange Shares pursuant to the foregoing clause (ii) above, (iv) an equal number of M Holdings Series A-1 Common Stock, M Holdings Series A-2 Common Stock and M Holdings Series A-3 Common Stock, subject to rounding for fractional shares, and (v) an equal number of shares of M Holdings Series B-1 Common Stock, M Holdings Series B-2 Common Stock and M Holdings Series B-3 Common Stock, with any fractional shares to be paid in cash pursuant to Section 2.1(a).

“MAC Foundation” has the meaning set forth in the Preamble.

“MAC Maximum Amount” shall mean the shares of M Holdings Common Stock and M Holdings Series A-4 Common Stock to be received by the MAC Trusts pursuant to the Split-Off, (or any shares of M Holdings Common Stock issued upon the conversion of shares of M Holdings Series A-4 Common Stock). For the avoidance of doubt, the MAC Maximum Amount shall equal a total of 49,500,000 shares of M Holdings Stock.

“MAC Trusts” has the meaning set forth in the Preamble.

“MAC Trusts Breach” has the meaning set forth in Section 4.3(a).

“MAC Trusts Registration Agreement” means the Registration Agreement, dated as of the date hereof, by and among Mosaic, M Holdings and the MAC Trusts, as amended from time to time.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the ability of a Person to perform in any material respect its obligations under this Agreement or any Transaction Documents to which such Person is or will be a party.

“Merger” has the meaning set forth in the Recitals.

“Merger and Distribution Agreement” has the meaning set forth in the Recitals.

“Merger Effective Time” shall have the meaning set forth in the Merger and Distribution Agreement.

“Mosaic” means The Mosaic Company.

“Mosaic Common Stock” means the common stock, par value $0.01 per share, of Mosaic.

“Mosaic Market Price” means the average (rounded to the nearest cent) of the volume weighted average trading prices of the shares of Mosaic Common Stock (rounded to the nearest cent) as calculated and reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) for each of the ten (10) Trading Days immediately preceding the date that is three (3) Business Days prior to the Valuation Date.

“Non-MAC Trust Redemption Number” has the meaning set forth in Section 6.2(d)(iv).

“NYSE” means the New York Stock Exchange or, if the New York Stock Exchange is not the primary trading market for the trading of Mosaic Common Stock, the primary trading market for shares of Mosaic Common Stock.

“Offer” means the offer by Cargill to its stockholders to exchange Cargill Common Stock for M Holdings Stock pursuant to the Split-off.

“Offer Documents” means any offer documents, including form of transmittal letter, pursuant to which Cargill and/or one of its Subsidiaries makes any Offer (together with any supplements and amendments thereto).

“Order” means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity.

“party” or “parties” shall mean individually, or together, Cargill, Acorn, Lilac, the Anne Ray Charity and the MAC Foundation, it being understood that all references to Acorn, Lilac, the

Anne Ray Charity and the MAC Foundation in this Agreement and in any other Transaction Document shall be deemed references to Acorn, Lilac, the Anne Ray Charity and/or the MAC Foundation, as applicable, and to those persons serving as a “trustee” under the governing trust agreement of such party or parties and any successor trustee or trustees, in each case while serving in such capacity.

“Permitted MAC Trust Redemptions” shall mean Transfers by the MAC Trusts to M Holdings of shares of M Holdings Common Stock issued upon conversion of shares of M Holdings Series A-4 Common Stock not to exceed the excess, if any, of (x) 49,500,000 over (y) the aggregate number of shares of M Holdings Stock previously Transferred by the MAC Trusts (excluding Transfers pursuant to, and solely in accordance with, clauses (i) and (ii) of Section 4.7(a)).

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or agency or other entity of any kind or nature.

“Post-Transaction Sale Election Period” has the meaning set forth in Section 6.2(d)(ii).

“Post-Transaction Sale Notice” has the meaning set forth in Section 6.2(d)(ii).

“Post-Transaction Sale Shares” has the meaning set forth in Section 6.2(d)(ii).

“Potential Consent Shares” means a number of shares of M Holdings Stock equal to the M Holdings Transferable Share Allotment (as defined in the Tax Agreement).

“Prior Duff & Phelps Methodologies” has the meaning set forth in Section 6.2(d)(i).

“Private Letter Ruling” means the private letter ruling issued by the IRS, dated November 15, 2010 and any supplemental rulings issued by the IRS pursuant to the IRS Ruling Submission.

“Public Offering Sale” means a sale by a MAC Trust of shares of M Holdings Common Stock in the First Formation Offering, or a sale by a MAC Trust of shares of M Holdings Common Stock issued upon conversion of shares of M Holdings Series A-4 Common Stock, and, if applicable, Consent Shares, in any Formation Offering or any S&P 500 Index Inclusion Offering, in each case pursuant to the Registration Agreement.

“Qualifying Investment Fund” means any investment fund, managed account or investment vehicle (i) over which the MAC Trusts do not, individually or acting together, have any authority to control the acquisition, disposition or voting of any securities by such fund, (ii) that did not acquire any shares of Mosaic Common Stock or M Holdings Stock from the MAC Trusts other than in a Public Offering Sale or in an open market transactions through a broker and (iii) that, at the time a MAC Trust makes its first investment therein after January 18, 2011, does not have as its primary investment strategy or objective, as explicitly disclosed in its then current offering documents devoted to describing its investment strateg[y]ies or objective, of investing or trading in shares of Mosaic Common Stock or M Holdings Stock (and, for the avoidance of doubt, explicitly naming Mosaic in the description of such investment strategy).

For the further avoidance of doubt, if Mosaic were to be included in the S&P Index, a S&P Index fund or other fund that follows in some fashion the S&P Index would constitute a Qualified Investment Fund.

“Registration Agreement” means the Registration Agreement, entered into as of the date hereof, by and among Mosaic, M Holdings, the MAC Trusts and Cargill, as such agreement may be amended from time to time.

“Representatives” means, with respect to any Person, such Person’s officers, directors, trustees, employees, advisors (including legal and financial advisors), agents and other representatives.

“Required Annual Distribution” shall mean Transfers by the MAC Foundation or the Anne Ray Charity of shares of M Holdings Series A-4 Common Stock to one or more organizations described in Section 170(c) or Section 501(c)(3) of the Code to satisfy the distribution requirements applicable to the MAC Foundation or the Anne Ray Charity under the Code, Treasury Regulations, or state Tax law. In the case of the Anne Ray Charity, such amount shall be at least equal to the amount it would be required to distribute if it were a private foundation.

“S&P 500 Index Inclusion Offering” has the meaning set forth in the Registration Agreement.

“Sale Election Period” has the meaning set forth in Section 6.2(c).

“Sale Notice” has the meaning set forth in Section 6.2(c).

“Sale Shares” has the meaning set forth in Section 6.2(c).

“SEC” means the United States Securities and Exchange Commission.

“Section 2.2 Sale” shall mean any sales by a MAC Trust of M Holdings Common Stock issued upon conversion of M Holdings Series A-4 Common Stock and, if applicable, Consent Shares, pursuant to Section 2.2(a) and Section 2.2(c) of the Registration Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Encumbrances” means security interests, liens, charges, claims, title defects, deficiencies or exceptions, mortgages, pledges, rights of first refusal, rights of first negotiation or any similar right in favor of any Person, any restriction on the receipt of any income derived from any security and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever, other than pursuant to the certificate of incorporation or bylaws of Cargill or M Holdings, as applicable, or the securities Laws.

“Significant Stockholder” has the meaning set forth in the Merger and Distribution Agreement.

“Subject Shares” has the meaning set forth in the Recitals.

“Subsidiary” has the meaning set forth in the Registration Agreement.

“Tail Period” has the meaning set forth in Section 6.2(d).

“Tail Period Sale Agreement” has the meaning set forth in Section 6.2(d).

“Tax” has the meaning set forth in the Merger and Distribution Agreement.

“Tax Agreement” means the Tax Agreement, dated as of the date hereof, by and among Cargill, Mosaic and M Holdings, as such agreement may be amended from time to time.

“Tax Controversy” has the meaning set forth in 4.3(b)(iii).

“Tax Losses” shall mean any and all Taxes based on income or gain that are imposed on Cargill and/or its Subsidiaries (including reasonable out-of-pocket attorneys’ and other professional fees and expenses in connection with defending against the imposition of any Taxes (“Out-of-Pocket Fees”)) net of any corresponding income Tax benefits received by Cargill and/or its Subsidiaries arising solely from the deduction of (a) any state or local income taxes paid with respect to such income or gain or (b) Out-of-Pocket Fees. The Tax benefits described in clause (a) of the foregoing sentence shall be calculated at the Assumed Federal Tax Rate and the Tax benefits described in clause (b) of the foregoing sentence shall be calculated at the Assumed Combined Tax Rate.

“Tax Provisions” means the tax representations, indemnity obligations and transfer restrictions and related provisions reflected in Sections 3.2(e), 4.3, 4.7, 4.8 and 4.9 hereof.

“Termination Duff & Phelps Value” has the meaning set forth in Section 6.2(c)(i).

“Termination Election Notice” has the meaning set forth in Section 6.2(c).

“Termination Election Period” has the meaning set forth in Section 6.2(c).

“Termination Fee” has the meaning set forth in the Merger and Distribution Agreement.

“Termination Purchase Price” has the meaning set forth in Section 6.2(c)(i).

“Termination Window Period” has the meaning set forth in Section 6.2(c)(iii).

“Trading Day” means a day on which the M Holdings Common Stock (x) has traded at least one share on the NYSE; and (y) is not suspended from trading on the NYSE.

“Transaction Documents” shall mean this Agreement, the Merger and Distribution Agreement, the Registration Agreement, the MAC Trusts Registration Agreement, the Governance Agreement, the Non-Compete Agreement and the Tax Agreement.

“Transfer” means (with its cognates having corresponding meanings), with respect to any M Holdings, Mosaic or Cargill securities (the “applicable securities”), (i) any sale, issuance, transfer, redemption, grant, pledge, hypothecation, distribution, or other disposition, directly or indirectly, whether or not for value, of any of the applicable securities, or any securities, options, warrants or rights convertible into or exercisable or exchangeable for, or for the purchase or other acquisition of, any applicable securities or any contract to take any of the foregoing actions or (ii) entering into any swap or other agreement or arrangement that transfers, conveys or otherwise disposes of, in whole or in part, any of the economic or other risks or consequences of ownership of any applicable securities, including short sales of applicable securities, offsetting notional principal contracts with respect to any applicable securities, forward contracts to sell with respect to any applicable securities, option transactions with respect to applicable securities, use of equity or other derivative financial instruments relating to applicable securities and other hedging arrangements with respect to applicable securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of applicable securities, other securities, cash or otherwise; provided, however, that (a) the grant of a proxy in connection with a solicitation of proxies as provided for in the Governance Agreement or subject to the provisions of Section 14 of the Exchange Act shall not constitute a “Transfer,” (b) a Transfer (defined without regard for this clause (b)) of shares of Mosaic Common Stock or M Holdings Common Stock by one or more Qualifying Investment Funds in which a MAC Trust is an investor shall not be considered a “Transfer” by such MAC Trust and (c) the conversion of any shares of M Holdings Class B Common Stock into shares of M Holdings Common Stock or M Holdings Class A Common Stock and the conversion of any shares of M Holdings Class A Common Stock into shares of M Holdings Common Stock in accordance with the certificate of incorporation of M Holdings shall not constitute a “Transfer”.

“Underwriter Fees Agreement” means the letter agreement, dated as of the date hereof, between M Holdings, Mosaic, Cargill and the MAC Trusts.

“Valuation Date” means the date as of which the Base C Value is determined as reflected in the Duff & Phelps Report.

Section 1.2 General Interpretive Principles. Whenever used in this Agreement, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to cover all genders. References to a Person are also to its permitted successors and assigns. All references in this Agreement to the number of shares of any securities shall be appropriately adjusted to reflect any stock split, stock dividend, reverse stock split or similar change in such securities which may be made by the issuer thereof after date of this Agreement. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Annexes and disclosure schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement. Any statute, rule, order or regulation defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement shall mean such statute, rule, order or regulation as from time to time amended, updated, modified, supplemented or superseded, including by succession of comparable successor statutes, rules, orders or regulations and references to all attachments thereto and instruments incorporated therein, to the extent such amendment, update, modification, supplement or superseding statute, rule, order or regulation is applicable to the Transactions.

ARTICLE II.

EXCHANGE

Section 2.1 Exchange.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Exchange Closing, (i) each of the MAC Trusts shall assign, transfer, convey and deliver to Cargill, and Cargill shall accept and acquire from each such MAC Trust, all of its Subject Shares, free and clear of all Securities Encumbrances, and (ii) Cargill shall assign, transfer, convey and deliver (or cause to be assigned, transferred, conveyed and delivered) to each of the MAC Trusts, and the MAC Trusts shall accept and acquire from Cargill, such MAC Trust’s Allocable Percentage of the shares of M Holdings Common Stock included in the MAC Exchange Shares, such MAC Trust’s Allocable Percentage of each series of the shares of M Holdings Class A Common Stock included in the MAC Exchange Shares, and such MAC Trust’s Allocable Percentage of each series of the shares of M Holdings Class B Common Stock included in the MAC Exchange Shares, in each case free and clear of all Securities Encumbrances, other than the Securities Encumbrances under the terms of the Transaction Documents. Notwithstanding the foregoing, no fractional shares of M Holdings Common Stock, M Holdings Class A Common Stock or M Holdings Class B Common Stock shall be assigned, transferred, conveyed and delivered to any MAC Trust pursuant to the foregoing. In lieu of any such fractional share, Cargill shall pay to the MAC Trust that otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Mosaic Market Price by (ii) the fraction of a share such MAC Trust would otherwise be entitled to receive pursuant to this Section 2.1.

(b) If Cargill commences an Offer to effect the Split-off, the Exchange pursuant to the terms of this Agreement shall occur and the terms and conditions of the Offer applicable to the MAC Trusts shall be no less favorable to the MAC Trusts than the terms and conditions set forth herein.

Section 2.2 Exchange Closing. Unless this Agreement shall have been terminated in accordance with Section 6.1, the closing of the Exchange (the “Exchange Closing”) (which, if Cargill commences an Offer to effect the Split-off, shall occur as part of the closing of the Offer) shall occur on the Closing Date at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP (or such other place as shall be agreed by Cargill and the MAC Trusts) immediately after the Merger Effective Time and immediately prior to the closing of the First Formation Offering; provided, that the MAC Trusts’ obligations to effect the Exchange shall be subject to the satisfaction or waiver of all of the conditions to closing set forth in Article V. Cargill shall provide the MAC Trusts at least five (5) Business Days’ notice of the Closing Date (it being agreed and understood that the delivery of such notice shall be without prejudice to the rights of Cargill to delay the Closing Date and/or terminate this Agreement pursuant to Section 6.1).

Section 2.3 Closing Deliveries.

(a) MAC Trusts Deliveries.

(i) Subject to clause (ii) below, at the Exchange Closing, each MAC Trust shall deliver or cause to be delivered to Cargill a certificate or certificates representing the Subject Shares being assigned, transferred, conveyed and delivered by such MAC Trust pursuant to this Agreement, duly endorsed or accompanied by appropriate stock powers duly executed in blank (or, in the case of any Subject Shares held in book-entry form, such other evidence of transfer as Cargill may reasonably request), and such other transfer documents or instruments which may be necessary, or which Cargill may reasonably request, in order to transfer to Cargill such Subject Shares, free and clear of all Securities Encumbrances.

(ii) If Cargill commences an Offer to effect the Split-off and the terms and conditions of the Offer applicable to the MAC Trusts are no less favorable to the MAC Trusts than the terms and conditions of the Exchange set forth in this Agreement, at the request of Cargill each MAC Trust shall tender, or cause to be tendered, all of its Subject Shares into the Offer promptly, and in any event no later than five (5) Business Days following such request.

(b) Cargill Deliveries. At the Exchange Closing, Cargill shall deliver or cause to be delivered to each MAC Trust certificates representing the MAC Exchange Shares being assigned, transferred, conveyed and delivered to such MAC Trust pursuant to this Agreement, duly endorsed or accompanied by appropriate stock powers duly executed in blank and such other transfer documents or instruments which may be necessary, or which such MAC Trust may reasonably request, in order to transfer to such MAC Trust such MAC Exchange Shares, free and clear of all Securities Encumbrances, other than the Securities Encumbrances pursuant to the terms of the Transaction Documents. Notwithstanding the foregoing, (a) the MAC Trusts hereby direct Cargill to deliver or cause to be delivered those MAC Exchange Shares being sold by a MAC Trust in the First Formation Offering as reasonably requested by the managing underwriters in such offering to facilitate the sale of such shares in the First Formation Offering, but in any case, not later than the consummation thereof; and (b) the MAC Trusts agree that Cargill may place in escrow for the benefit of the MAC Trusts all of the MAC Exchange Shares (other than those MAC Exchange Shares being sold by the MAC Trusts in the First Formation Offering and those MAC Exchange Shares that constitute shares of M Holdings Series A-4 Common Stock and the Potential Consent Shares), with such escrowed MAC Exchange Shares to be released from escrow upon the earlier of the second anniversary of the Closing Date or in connection with a Transfer of such shares.

Section 2.4 MAC Trust Information. Each MAC Trust hereby agrees to permit Cargill to publish and disclose in the Offer Documents such MAC Trust’s identity and ownership of the Subject Shares and the nature of such MAC Trust’s commitments, arrangements and understandings under this Agreement.

Section 2.5 Consent/Voting Agreement. Immediately after the execution and delivery of this Agreement (and at any time thereafter promptly after a request by Cargill), each of the MAC Trusts shall execute or cause to be executed a consent in respect of (and, upon the request of Cargill, vote or cause to be voted at a meeting of stockholders of Cargill or act by written consent with respect to) each of the shares of Cargill Common Stock held by it in favor of an amendment to Cargill’s certificate of incorporation substantially in the form reflected on Annex B hereto.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Cargill. Cargill makes the following representations and warranties to the MAC Trusts as of all times from the date hereof through the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date):

(a) Organization and Power. Cargill is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.

(b) Authorization and Enforceability. The execution, delivery and performance by Cargill of this Agreement and each other Transaction Document to which it is or will be a party and the performance by Cargill of its obligations hereunder and thereunder have been duly authorized by the Board of Directors of Cargill. Subject to the adoption by the stockholders of Cargill of the amendments to Cargill’s certificate of incorporation substantially in the form reflected on Annex B hereto, no other corporate proceedings on the part of Cargill are necessary to authorize the execution, delivery and performance by Cargill of this Agreement or any other Transaction Document to which it is or will be a party. This Agreement has been, and each other Transaction Document to which Cargill is or will be a party has been or will be, duly and validly executed and delivered on behalf of Cargill. Assuming the due authorization and execution of this Agreement and each other Transaction Document to which Cargill is or will be a party by or on behalf of all other parties to this Agreement or such other Transaction Documents, as applicable, this Agreement is, and upon its execution on behalf of Cargill, each other Transaction Document to which Cargill is or will be a party will be, a valid and binding obligation of Cargill, enforceable against Cargill in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No Conflict. The execution, delivery and performance of this Agreement and each other Transaction Document to which Cargill is or will be a party and the compliance by Cargill with the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, or require any notice or consent under (i) any provision of the certificate of incorporation or bylaws of Cargill

(subject to adoption and effectiveness of the amendments to the certificate of incorporation of Cargill substantially in the form attached as Annex B hereto); or (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement, commitment, arrangement, written or oral contract or other agreement or instrument or any permit, concession, grant, franchise, license or Law applicable to Cargill or any of its Subsidiaries or any of its or their properties or assets, assuming that all consents, approvals, orders, authorizations, registrations and declarations contemplated by Section 3.1(e) have been obtained and all filings described therein have been made, other than any such conflict, violation, breach, default, termination and acceleration under this clause (ii) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Cargill. Assuming due authorization, execution and delivery of this Agreement by the MAC Trusts (and the approval and effectiveness of the amendment to Cargill’s certificate of incorporation attached hereto as Annex B), at the Exchange Closing, neither Cargill’s certificate of incorporation nor Cargill’s bylaws will impose any Securities Encumbrances or restrictions that would prevent any MAC Trust from fulfilling its obligations hereunder.

(d) Mosaic Common Stock Ownership. As of the date hereof, Cargill and its Subsidiaries own, beneficially and of record, an aggregate of 285,759,772 shares of Mosaic Common Stock, free and clear of any and all Securities Encumbrances, except for Securities Encumbrances that would not reasonably be expected to have a Material Adverse Effect on Cargill. Such shares of Mosaic Common Stock constitute all of the capital stock of, and any other equity interests in, Mosaic owned of record or beneficially by Cargill and its Subsidiaries.

(e) Consents and Approvals. No consent, approval, order, non-objection or authorization of, or registration, declaration or filing with any Governmental Entity is required on the part of Cargill or any of its Subsidiaries in connection with the execution, delivery and performance by Cargill of this Agreement and the other Transaction Documents to which it is or will be a party other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable foreign or state securities laws; (ii) the IRS Ruling Submission and the Private Letter Ruling; and (iii) any consent, approval, actions or filings the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect on Cargill.

(f) No Encumbrances. The MAC Exchange Shares will be free and clear of all Securities Encumbrances other than Securities Encumbrances pursuant to the terms of the Transaction Documents.

(g) Cargill Financial Statements. The audited consolidated financial statements of Cargill and its consolidated Subsidiaries for the three fiscal years ended May 31, 2008, 2009 and 2010, and as of May 31, 2009 and 2010 that were previously delivered by Cargill to the MAC Trusts, fairly present, in all material respects, the consolidated results of operations of Cargill and its consolidated Subsidiaries for such periods and their consolidated financial position as of such dates, and in each case (A) were prepared from, and in accordance with, the books and records of Cargill and its Subsidiaries in all material respects, and (B) were prepared in conformity with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

(h) Except as set forth in Section 2.03(c) of the Tax Agreement, there are no agreements, arrangements or understandings in existence between Mosaic or M Holdings, on the one hand, and Cargill, on the other hand, with respect to any future allocation or use of the M Holdings Transferrable Share Allotment.

Section 3.2 Representations and Warranties of the MAC Trusts. Each of the MAC Trusts makes the following representations and warranties to Cargill, Mosaic and M Holdings, as of the date hereof and as of the Closing Date (or as of such specific date in the case of any representation or warranty expressly made as of a specific date) solely as to itself or to the extent pertaining to it:

(a) Organization and Power.

(i) The MAC Foundation is a trust, duly created under California law at the death of Margaret A. Cargill by an instrument dated January 30, 1995, as amended, which has not been revoked or amended since the death of Margaret A. Cargill. The trustees of the MAC Foundation have all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which the MAC Foundation is or will be a party and to perform its obligations hereunder and thereunder.

(ii) The Anne Ray Charity is a trust, duly created under California law by Margaret A. Cargill on January 30, 1995, as amended, which has not been revoked or amended since the death of Margaret A. Cargill. The trustees of the Anne Ray Charity have all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which the Anne Ray Charity is or will be a party and to perform its obligations hereunder and thereunder.

(iii) Acorn is a trust, created under California law by Margaret A. Cargill on January 30, 1995, as amended, which has not been revoked or amended since the death of Margaret A. Cargill. The trustees of Acorn have all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Acorn is or will be a party and to perform its obligations hereunder and thereunder.

(iv) Lilac is a trust, created under California law by Margaret A. Cargill on January 30, 1995, as amended, which has not been revoked or amended since the death of Margaret A. Cargill. The trustees of Lilac have all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Lilac is or will be a party and to perform its obligations hereunder and thereunder.

(b) Authorization and Enforceability. The execution, delivery and performance by such MAC Trust of this Agreement and each other Transaction Document to which it is or will be a party and the performance by such MAC Trust of its obligations hereunder and thereunder has been duly authorized by its trustees, in the case of the MAC Foundation, its trustees, in the case of the Anne Ray Charity and its trustees, in the case of Acorn and Lilac. No other organizational proceedings on the part of such MAC Trust is necessary to authorize the execution, delivery and performance by such MAC Trust of this Agreement or any other Transaction Document to which it is or will be a party. This Agreement has been, and each other

Transaction Document to which such MAC Trust is or will be a party has been or will be, duly and validly executed and delivered by such MAC Trust. Assuming the due authorization and execution of this Agreement and each other Transaction Document to which such MAC Trust is or will be a party by all other parties (aside from the MAC Trusts) to this Agreement or such other Transaction Documents, as applicable, this Agreement is, and upon its execution by such MAC Trust, each other Transaction Document to which such MAC Trust is or will be a party will be, a valid and binding obligation of such MAC Trust, enforceable against such MAC Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents to which such MAC Trust is or will be a party and the compliance by such MAC Trust with the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, or require any notice or consent under (i) any provision of the organizational or governing instruments of such MAC Trust; or (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement, commitment, arrangement, written or oral contract or other agreement or instrument or any permit, concession, grant, franchise, license or Law applicable to such MAC Trust or any of its Subsidiaries or any of its or their properties or assets, assuming that all consents, approvals, orders, authorizations, registrations and declarations contemplated by Section 3.2(f) have been obtained and all filings described therein have been made, other than any such conflict, violation, breach, default, termination and acceleration under this clause (ii) that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on such MAC Trust.

(d) Securities Ownership. As of the date hereof, such MAC Trust owns, beneficially and of record, the number of Subject Shares set forth opposite its name on Annex A attached hereto, free and clear of any and all Securities Encumbrances, except for Securities Encumbrances that would not reasonably be expected to prevent such MAC Trust from assigning, transferring, conveying and delivering to Cargill all of its Subject Shares, free and clear of all Securities Encumbrances, in accordance with terms hereof, or to have a Material Adverse Effect on such MAC Trust. Such Subject Shares constitute all of the capital stock of, and any other equity interests in, Cargill owned of record or beneficially by such MAC Trust.

(e) Tax Representations.

(i) The sole beneficiary of Acorn is the MAC Foundation, an organization described in Section 501(c)(3) of the Code. When Acorn terminates, all of the assets held by Acorn are required by its governing trust agreement to be distributed to the MAC Foundation.

(ii) The sole beneficiary of Lilac is the Anne Ray Charity, an organization described in Section 501(c)(3) of the Code. When Lilac terminates, all of the assets held by Lilac are required by its governing trust agreement to be distributed to the Anne Ray Charity.

(iii) The trustees of Acorn have a fiduciary duty under California law to diversify the assets held by Acorn.

(iv) The trustees of Lilac have a fiduciary duty under California law to diversify the assets held by Lilac.

(v) The MAC Foundation is required to make annual distributions generally equal to five percent (5%) of the fair market value of its assets (other than those which are used (or held for use) directly in carrying out the MAC Foundation’s exempt purpose) to avoid an excise tax under Section 4942 of the Code.

(vi) As a public charity, the Anne Ray Charity is required to make periodic payments under Treasury Regulations Section 1.509(a)-4(i)(3)(iii)(a) to qualify as a supporting organization under Section 509(f) of the Code. If Proposed Treasury Regulation Section 1.509(a)-4(i)(5)(ii) is finalized in its present form, in order to continue such qualification, the Anne Ray Charity will be required to make annual distributions generally equal to five percent (5%) of the fair market value of its assets (other than those which are used (or held for use) directly in carrying out the Anne Ray Charity’s exempt purpose). Alternatively, if the Anne Ray Charity does not continue such qualification, the Anne Ray Charity will be required to make annual distributions generally equal to five percent (5%) of the fair market value of its assets (other than those which are used (or held for use) directly in carrying out the Anne Ray Charity’s exempt purpose) to avoid an excise tax under Section 4942 of the Code.

(vii) The assets owned by Acorn mainly consist of shares of Cargill Common Stock.

(viii) The assets owned by Lilac mainly consist of shares of Cargill Common Stock.

(ix) Acorn made an election under Section 645 of the Code to be treated and taxed as part of Margaret A. Cargill’s estate until the date that is six (6) months after the final determination of estate tax liability in Ms. Cargill’s estate (the “Administrative Period”). All of the income of Acorn during the Administrative Period qualifies for the charitable “set aside” deduction described in Section 642(c)(2) of the Code, regardless of whether such income is derived from the receipt of dividends or from the sale of shares. A final determination of estate tax liability of Ms. Cargill’s estate will occur on the date that is six months after the issuance by the IRS of an estate tax closing letter in the estate of Margaret A. Cargill, which letter was issued on October 15, 2010.

(x) Lilac made an election under Section 645 of the Code to be treated and taxed as part of Margaret A. Cargill’s estate during the Administrative Period. All of the income of Lilac during the Administrative Period qualifies for the charitable “set aside” deduction described in Section 642(c)(2) of the Code, regardless of whether such income is derived from the receipt of dividends or from the sale of shares. A final determination of estate tax liability of Ms. Cargill’s estate will occur on the date that is six months after the issuance by the IRS of an estate tax closing letter in the estate of Margaret A. Cargill, which letter was issued on October 15, 2010.

(xi) After the Administrative Period, it is the intention of the trustees of Acorn, consistent with their fiduciary duties to minimize income taxes, to distribute all income of Acorn derived from its shares of Cargill and M Holdings Stock to the MAC Foundation in a manner that will qualify those distributions for the deduction described in Section 642(c)(1) of the Code, regardless of whether such income is derived from the receipt of dividends or from the sale of shares.

(xii) After the Administrative Period, it is the intention of the trustees of Lilac, consistent with their fiduciary duties to minimize income taxes, to distribute all income of Lilac derived from its shares of Cargill and M Holdings Stock to the Anne Ray Charity in a manner that will qualify those distributions for the deduction described in Section 642(c)(1) of the Code, regardless of whether such income is derived from the receipt of dividends or from the sale of shares.

(xiii) The MAC Foundation is an organization described in Section 501(c)(3) of the Code. The MAC Foundation is a private foundation within the meaning of Section 509(a) of the Code.

(xiv) The Anne Ray Charity is an organization described in Section 501(c)(3) of the Code. The Anne Ray Charity is currently a public charity within the meaning of Section 509(a) of the Code.

(xv) All distributions required to be paid by Acorn to recipients other than the MAC Foundation have been paid in full.

(xvi) All distributions required to be paid by Lilac to recipients other than the Anne Ray Charity have been paid in full.

(xvii) Such MAC Trust does not have any plan or intention to acquire (by purchase or otherwise, acting alone or together with any or all of the other MAC Trusts) any M Holdings Stock following the Split-off other than (A) in the case of the MAC Foundation as a result of distributions from Acorn, (B) in the case of the Anne Ray Charity as a result of distributions from Lilac or (C) in any case, shares of such stock owned or acquired by one or more Qualifying Investment Funds.

(xviii) Such MAC Trust does not own, and for the two years preceding the Split-off has not owned, any shares of Mosaic stock (except shares of Mosaic stock owned by one or more Qualifying Investment Funds in which such MAC Trust is an investor or indirectly as a Cargill stockholder).

(xix) Such MAC Trust has not entered into any agreement, understanding, arrangement or substantial negotiations (as defined in Treasury Regulation Section 1.355-7(h)(1)) to Transfer any equity securities of M Holdings, other than (A) in the case of Lilac, with respect to Transfers by Lilac to the Anne Ray Charity in accordance with the governing trust agreement for Lilac, (B) in the case of Acorn, with respect to Transfers by Acorn to the MAC Foundation in accordance with the governing trust agreement for Acorn, (C) Transfers (excluding Transfers described in clause (A) and clause (B)) of up to the MAC Maximum

Amount, and (D) pursuant to and in accordance with the Transaction Documents. The parties acknowledge that such MAC Trust has the right to (i) require the registration of its shares of M Holdings Stock at certain points in time pursuant to the Registration Agreement and (ii) to Transfer shares of M Holdings Stock in excess of the MAC Maximum Amount with the consent of M Holdings, and that such rights do not violate this representation.

(xx) The MAC Foundation is not aware of any information that could cause the MAC Foundation to fail to qualify as an organization described in Section 501(c)(3) of the Code.

(xxi) The Anne Ray Charity is not aware of any information that could cause the Anne Ray Charity to fail to qualify as an organization described in Section 501(c)(3) of the Code.

(xxii) The MAC Foundation intends to continue to qualify as an organization described in Section 501(c)(3) of the Code.

(xxiii) The Anne Ray Charity intends to continue to qualify as an organization described in Section 501(c)(3) of the Code.

(f) Consents and Approvals. No consent, approval, order, non-objection or authorization of, or registration, declaration or filing with any Governmental Entity is required on the part of such MAC Trust or any of its Subsidiaries in connection with the execution, delivery and performance by such MAC Trust of this Agreement and the other Transaction Documents to which it is or will be a party other than (i) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable foreign or state securities laws; (ii) a filing with the FTC and DOJ under the HSR Act; and (iii) any consent, approval, actions or filings the absence of which would not have, or reasonably be expected to have, a Material Adverse Effect on such MAC Trust.

(g) Restricted Securities. Such MAC Trust is acquiring the MAC Exchange Shares being assigned, transferred, conveyed and delivered to such MAC Trust as contemplated by this Agreement for its own account and not with a view to their distribution, whether in violation of the Securities Act or otherwise, other than pursuant to and in accordance with the Transaction Documents. Such MAC Trust understands that such MAC Exchange Shares constitute restricted securities (as defined in Rule 144(a) under the Securities Act) and may not be Transferred unless such Transfer is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Such MAC Trust has not, directly or indirectly, offered any of such MAC Exchange Shares to anyone or solicited any offer to buy any of such shares within and such MAC Trust will not Transfer or offer for sale any of such shares unless such Transfer or offer is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder. Such MAC Trust is an accredited investor (as defined in Rule 501(a) under the Securities Act) and it (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the transactions contemplated by the Transaction Documents and an investment in the M Holding Securities. Such MAC Trust has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Transaction Documents and has had full access to such other information concerning the M Holdings Stock, Mosaic, M Holdings and their Subsidiaries and Cargill as it has requested.

(h) Reliance. Such MAC Trust is an informed and sophisticated party, and has had the opportunity to engage advisors with respect to the evaluation of transactions of the type contemplated by the Transaction Documents. Such MAC Trust acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Cargill, Mosaic or M Holdings, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of such MAC Trust in this Agreement or the other Transaction Documents to which it is or will be a party, it being understood that the foregoing shall not be interpreted as limiting the right of such MAC Trust to exercise any right it may have (1) against Mosaic or M Holdings under the Exchange Act or the Merger and Distribution Agreement by reason of any material misstatement or omission set forth in the Mosaic Recent Filings (as defined in the Merger and Distribution Agreement) or (2) under this Agreement that it becomes aware of as a result of information disclosed in the Offer Documents or in filings made by Mosaic with the SEC after the date of this Agreement. Without limiting the generality of the foregoing, such MAC Trust acknowledges that none of Cargill, Mosaic or M Holdings has made, makes, or will make any representation or warranty, express or implied, with respect to (A) any projections, estimates or budgets delivered to or made available to the MAC Trusts of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Cargill, Mosaic or M Holdings and of any of their respective Subsidiaries or the future business and operations of Cargill, Mosaic or M Holdings and their respective Subsidiaries; or (B) any other information or documents made available to the MAC Trusts or their counsel, accountants or advisors with respect to Cargill, Mosaic, M Holdings or their respective Subsidiaries or their businesses or operations, except as expressly set forth for its benefit in this Agreement or the other Transaction Documents to which such MAC Trust is or will be a party, it being understood that the foregoing shall not be interpreted as limiting the right of such MAC Trust to enforce any right it may have (1) against Mosaic or M Holdings under the Exchange Act or the Merger Agreement or (2) under this Agreement that it becomes aware of as a result of information disclosed in the Offer Documents or in filings made by Mosaic with the SEC after the date of this Agreement.

(i) There are no agreements, arrangements or understandings in existence between Mosaic or M Holdings, on the one hand, and such MAC Trust, on the other hand, with respect to any future allocation or use of the M Holdings Transferrable Share Allotment.

ARTICLE IV.

COVENANTS

Section 4.1 Duff & Phelps Reports.

(a) Cargill agrees that, no later than ten (10) Business Days prior to the Closing Date, Cargill shall deliver to the MAC Trusts (x) a final report of Duff & Phelps (such report prepared in accordance with this Section 4.1(a), the “Duff & Phelps Report”) setting forth the opinion of Duff & Phelps of the Base C Value (as of a Valuation Date no earlier than twenty five (25)

Business Days, and no later than ten (10) Business Days, prior to the Closing Date), the Duff & Phelps Value and the Adjusted Duff & Phelps Value. The Duff & Phelps Report shall (x) be prepared by Duff & Phelps in a manner consistent in all material respects with past practices of, and using methodologies consistent in all material respects with the methodologies used by, Duff & Phelps in preparing valuations of the capital stock of Cargill during the three (3) years prior to the date of this Agreement, except as otherwise provided in the definitions of Base C Value, Duff & Phelps Value and Adjusted Duff & Phelps Value and provided that the parties agree and understand that the foregoing shall not prevent Duff & Phelps from using its professional judgment in performing its analyses and/or from making such modifications to the manner in which the methodologies referred to above are applied as are necessary or appropriate in the professional judgment of Duff & Phelps in order to account for the facts and circumstances in existence as of a Valuation Date (other than the pendency of the transactions contemplated by the Transaction Agreements), and (y) set forth the manner in which the Duff & Phelps Report was prepared and the methodologies used in the preparation of the Duff & Phelps Report and describe any material modifications to the manner in which the methodologies referred to above were applied as compared to the November 30, 2010 report of Duff & Phelps previously reviewed by the MAC Trusts. The Duff & Phelps Report shall be accompanied, for informational purposes only, by the most recent quarterly report prepared by Duff & Phelps with respect to the valuation of the Cargill Common Stock. Any such quarterly report accompanying the Duff & Phelps Report is referred to as the “Accompanying D&P Report.”

(b) Each of the MAC Trusts agrees that it shall not, nor shall it permit any of its Representatives to, (x) disclose the Duff & Phelps Report or any information contained therein or provided to the MAC Trusts or any of their Representatives by or on behalf of Cargill or Duff & Phelps in connection therewith to any Person, including any Accompanying D&P Report (other than to Representatives of the MAC Trusts who are advised of the confidentiality and use restrictions of this Section 4.1(b) and agree to comply with such restrictions and other than with prior (to the extent practicable) written notice to Cargill as may be required by law or legal process or requested by a legal or governmental authority), or (y) use such Duff & Phelps Report or any information contained therein, including any Accompanying D&P Report, other than in connection with (i) the Exchange, (ii) the enforcement of the Transaction Documents, (iii) the valuation of awards previously granted by the MAC Trusts pursuant to its 2009 Awards Program, or (iv) as may be required in connection with filing a tax return, in a tax proceeding, filing with a state attorney general, or otherwise as may be required by law.

Section 4.2 MAC Trusts Standstill. Each of the MAC Trusts agrees hereby that from the date hereof until the Closing Date or the earlier termination of this Agreement, and except as contemplated by this Agreement, it shall not, without the prior written consent of Cargill, directly or indirectly, (i) Transfer any shares of capital stock of Cargill, Mosaic or M Holdings, except (x) in the case of Lilac, Transfers by Lilac of Cargill stock to the Anne Ray Charity in accordance with the governing trust agreement for Lilac or (y) in the case of Acorn, Transfers by Acorn of Cargill stock to the MAC Foundation in accordance with the governing trust agreement for Acorn; provided that, in the case of clauses (x) and (y) above, Annex A shall be revised as appropriate to reflect any such Transfer; (ii) grant any proxies or powers of attorney, deposit any shares of capital stock of Cargill into a voting trust or enter into a voting agreement with respect to any such shares; (iii) take any action that would make any representation or warranty of such MAC Trust contained herein untrue or incorrect or have the effect of preventing or disabling any of the MAC Trusts from performing its obligations under this Agreement or any of the other Transaction Documents; (iv) purchase or otherwise acquire any shares of capital stock or other securities of Cargill or Mosaic, other than pursuant to stock dividends, stock splits or recapitalizations; or (v) request (at a meeting of Cargill’s stockholders or otherwise) that Cargill’s stockholders discuss, consider, vote or consent with respect to whether Cargill should effect an initial public offering of any of the securities of Cargill.

Section 4.3 Tax Indemnity.

(a) Each MAC Trust shall, jointly and severally with its Associated Entity, indemnify and hold harmless Cargill and its Affiliates and its and their respective Representatives (the “Cargill Indemnified Parties”) solely out of the assets of such MAC Trust and its Associated Entity and up to a maximum amount equal to the Aggregate Exchange Value for any and all Tax Losses suffered by any or all of the Cargill Indemnified Parties attributable to, arising out of, or resulting from any of the following events listed in clauses (1) through (5) below if any such event is or was, in whole or in part, related or attributable to, arises out of, or results from (x) any breach or inaccuracy of any representation or warranty of such MAC Trust or its Associated Entity contained in Section 3.2(e) hereof or in the certificate to be provided by such MAC Trusts in connection with the Bring Down Tax Opinion or (y) any breach by such MAC Trust or its Associated Entity of any of their covenants and obligations hereunder, including Section 4.2, Section 4.6(e), Section 4.7, Section 4.8 or Section 4.9 hereof (any such inaccuracy or breach described in this Section 4.3(a), a “MAC Trust Breach”):

1) the Split-off failing to qualify under Section 355(a)(1) of the Code,

2) the Debt Exchanges failing to qualify under Section 361(c) of the Code,

3) the Merger failing to constitute a tax-free exchange to Cargill,

4) the Merger together with the Split-off failing to constitute a reorganization within the meaning of Section 368(a)(1)(D) of the Code, or

5) any failure of any M Holdings Stock to qualify as “qualified property” within the meaning of Section 355(c)(2) of the Code or Section 361(c)(2) of the Code.

(b) (i) Cargill may seek indemnification for any Tax Loss suffered by any or all of the Cargill Indemnified Parties by giving notice to the applicable MAC Trust and its Associated Entity, specifying (x) the applicable MAC Trust Breach giving rise to a claim for indemnification hereunder, (y) the basis for such allegation and a description of the Tax Loss and (z) if known, the aggregate amount of the Tax Losses for which a claim is being made under this Section 4.3 including a detailed computation of such Tax Loss or, to the extent that the aggregate amount of such Tax Losses are not known at the time such claim is made, a detailed computation setting forth an estimate, prepared in good faith, of the aggregate potential amount of such Tax Losses (it being understood and agreed that no inaccuracy in any such estimate shall affect Cargill’s right to indemnification for Tax Losses hereunder). Notice to a MAC Trust and its Associated Entity of the existence of a claim shall be given by Cargill as soon as practicable after Cargill receives written notice of the claim; provided that any failure to provide such prompt notice of the existence of a claim to such MAC Trust or its Associated Entity shall not affect Cargill’s right to seek indemnification pursuant to this Section 4.3 except and only to the extent that such failure results in a lack of actual notice to such MAC Trust and its Associated Entity and such MAC Trust or its Associated Entity shall have been materially prejudiced as a result of such delay.

(ii) A MAC Trust shall be required to pay to Cargill solely out of the assets of such MAC Trust and up to a maximum amount equal to the Aggregate Exchange Value any amount due with respect to a claim of indemnification against it pursuant to this Section 4.3(b) promptly upon the first to occur of: (x) a final determination under Section 1313 of the Code having been reached with respect to the matter that gave rise to such claim for indemnification; or (y) such MAC Trust and Cargill entering into a mutual agreement with respect to the total amount that is due from such MAC Trust with respect to such claim for indemnification. If a MAC Trust makes an indemnification payment to Cargill pursuant to this Section 4.3(b) and Cargill receives a corresponding income Tax benefit in any taxable period that was not taken into account in the computation of such indemnification amount, then Cargill shall reimburse such MAC Trust for the amount of such Tax benefit (calculated at the Assumed Federal Tax Rate or the Assumed Combined Tax Rate, as applicable) that was not taken into account, but not in excess of any indemnification payment made by such MAC Trust hereunder. If a MAC Trust makes an indemnification payment to Cargill pursuant to this Section 4.3(b) and Cargill does not receive all or a part of the corresponding income Tax benefit that was taken into account in the computation of the amount of such indemnification payment, then such MAC Trust shall reimburse Cargill for the amount of such Tax benefit that was taken into account in the computation of the amount of the indemnification payment but not received (calculated at the Assumed Federal Tax Rate or the Assumed Combined Tax Rate, as applicable).

(iii) With respect to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any audit, examination, claim, adjustment or other proceeding (a “Tax Controversy”) relating to the Transactions, Cargill shall have the right, through tax counsel of its choosing and at its own expense, to conduct and control the settlement or defense of such Tax Controversy; provided, however, that if an adverse resolution of the Tax Controversy could result in the applicable MAC Trust having an obligation to indemnify Cargill under this Agreement, then the applicable MAC Trusts shall be entitled to participate in such Tax Controversy, at its own expense, and Cargill shall not, without the consent of the applicable MAC Trust, which consent shall not be unreasonably withheld or delayed, agree to pay or settle any such Tax Controversy. If Cargill does not settle a Tax Controversy because the applicable MAC Trust has failed to consent to such settlement, then to the extent that the amount of the final settlement or assessment or other final determination of the Tax Controversy exceeds the amount at which Cargill had proposed to settle such Tax Controversy, the applicable MAC Trust (and its Associated Entity) shall bear the full cost of such excess, regardless of whether the applicable MAC Trusts are determined to be responsible for the underlying Tax Loss pursuant to this Section 4.3.

(c) The indemnification obligations and the remedies provided in this Section 4.3 shall be cumulative and shall not preclude assertion by Cargill of any and all other rights or the seeking of any and all other remedies against the MAC Trusts; provided that Cargill may not recover more than once for any Tax Loss it has incurred.

Section 4.4 Future Cargill IPO/Listing. Cargill agrees that in the event that, after the Closing Date but on or prior to the 4.5 year anniversary of the Closing Date, Cargill either lists the Cargill Common Stock for trading on a national securities exchange in the United States of America (or a comparable foreign exchange) or consummates an underwritten public offering of the Cargill Common Stock pursuant to an effective registration statement under the Securities Act, in either case which leads to the creation of a liquid public market for such stock, then Cargill shall pay each MAC Trust an amount equal to $2.00 per share of Cargill Common Stock that was exchanged for MAC Exchange Shares by such MAC Trust in accordance with this Agreement. Cargill shall pay each MAC Trust such amount in cash within ten (10) days after the event giving rise to the payment obligation. Any such payment shall be treated for all Tax purposes as an additional payment by Cargill made in exchange for the Subject Shares.

Section 4.5 Cargill Dividend Policies. Cargill agrees that, prior to the Split-off (or the earlier termination of this Agreement), it shall not alter its policies (in connection with the timing of the Exchange Closing) with respect to the timing, amount, declaration or payment of dividends by Cargill to its stockholders for the purpose of denying the distribution of dividends by Cargill to the MAC Trusts.

Section 4.6 Other Actions.

(a) Each of the MAC Trusts and Cargill shall use their reasonable best efforts to cooperate with each other and, to the extent requested by Cargill, with Mosaic and M Holdings to cause the Split-off, the Exchange and the First Formation Offering to be consummated as promptly as practicable after the date hereof in accordance with the terms hereof and the other applicable Transaction Documents. Cargill further agrees that it shall use its reasonable best efforts to cooperate with Mosaic and M Holdings to cause the Merger, the Initial Debt Exchange (as defined in the Merger and Distribution Agreement) and the First Formation Offering to be consummated as promptly as practicable after the date hereof in accordance with the terms hereof and the other applicable Transaction Documents. Without limiting the generality of the foregoing, each of the MAC Trusts and Cargill shall use their reasonable best efforts, in cooperation with the other, to make or cause to be made as soon as practicable after the date of this Agreement all registrations, declarations and filings required to be made by it under the HSR Act in connection with the Exchange and to execute and deliver both before and after the Exchange Closing, as applicable, such further certificates, agreements and other documents and take such other actions as Cargill or the MAC Trusts may reasonably request, or which are necessary or advisable, to consummate or implement the Merger, the Exchange, the Split-off and the First Formation Offering or to evidence such events or matters. Cargill’s obligations pursuant to the foregoing shall be subject to, and without prejudice to, the rights of Cargill to delay the Closing Date and/or terminate this Agreement pursuant to Section 6.1 hereof.

(b) The MAC Trusts shall, upon request, furnish Cargill and Mosaic with such true, correct and complete information concerning themselves, their respective trustees, and officers and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, petition or application made by or on behalf of Cargill, M Holdings, Mosaic or any of their respective Subsidiaries to any Governmental Entity or third party in connection with the transactions contemplated by the Transaction Documents.

(c) No public release, announcement or other public disclosure concerning the Transactions shall be issued by any of the MAC Trusts, on the one hand, or Cargill, on the other hand, if such release, announcement or public disclosure refers to the other party, without the prior written consent of the other party (which shall not be unreasonably withheld or delayed), except as such release, announcement or disclosure may be required by Law or the rules or regulations of any U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on each such release, announcement or disclosure in advance of such issuance and shall consider and address in good faith the views and comments made by such other party regarding any such release, announcement or disclosure.

(d) Cargill agrees that no amendment to any defined term set forth in the Merger and Distribution Agreement or the Tax Agreement that is incorporated by reference into this Agreement shall be effective for purposes of this Agreement without the prior written consent of the MAC Trusts, which consent shall not be unreasonably withheld or delayed.

(e) Each MAC Trust covenants and agrees solely as to itself and to the extent pertaining to it as follows:

(i) From and after the date hereof through the end of the Administrative Period:

a.	All of the income of Acorn will qualify for the charitable “set aside” deduction described in Section 642(c)(2) of the Code. Said deduction will offset Acorn’s gross income derived from its shares of Cargill and M Holdings, including ordinary income and capital gains, and, as a result, no income taxes will be due and payable by Acorn on said gross income. Acorn agrees that it will not take any action that would jeopardize its qualification for the charitable set aside deduction during said period; and

b.	All of the income of Lilac will qualify for the charitable “set aside” deduction described in Section 642(c)(2) of the Code. Said deduction will offset Lilac’s gross income derived from its shares of Cargill and M Holdings, including ordinary income and capital gains, and, as a result, no income taxes will be due and payable by Lilac on said gross income. Lilac agrees that it will not take any action that would jeopardize its qualification for the charitable set aside deduction during said period; and

(ii) At all times after the Administrative Period through the tenth (10th) anniversary of the Closing Date:

a.	The trustees of Acorn will use their reasonable best efforts to distribute all of Acorn’s net income derived from its shares of Cargill and M Holdings (net of any reasonable reserves as determined by the trustees) to the MAC Foundation in a manner that will qualify those distributions for the deduction described in Section 642(c)(1) of the Code; and

b.	The trustees of Lilac will use their reasonable best efforts to distribute all of Lilac’s net income derived from its shares of Cargill and M Holdings (net of any reasonable reserves as determined by the trustees) to the Anne Ray Charity in a manner that will qualify those distributions for the deduction described in Section 642(c)(1) of the Code; and

(iii) From and after the date hereof through the tenth (10th) anniversary of the Closing Date:

a.	The trustees of the MAC Foundation will use reasonable best efforts continue to qualify, and will take all actions within their reasonable control to ensure that the MAC Foundation continues to qualify, as an organization described in Section 501(c)(3) of the Code;

b.	The trustees of the MAC Foundation will not take any action that could reasonably be expected to cause the MAC Foundation to fail to qualify as an organization described in Section 501(c)(3) of the Code;

c.	The trustees of the Anne Ray Charity will use reasonable best efforts continue to qualify, and will take all actions within their reasonable control to ensure that the Anne Ray Charity continues to qualify, as an organization described in Section 501(c)(3) of the Code; and

d.	The trustees of the Anne Ray Charity will not take any action that could reasonably be expected to cause the Anne Ray Charity to fail to qualify as an organization described in Section 501(c)(3) of the Code.

(iv) Other than pursuant to the Split-off, from the date hereof through the second (2nd) anniversary of the Closing Date, such MAC Trust will not acquire (by purchase or otherwise, but excluding any acquisition pursuant to any stock split, stock dividend, recapitalization or similar event, in each case that is implemented by M Holdings and is outside of the control of such MAC Trust, acting alone or together with any or all of the other MAC Trusts) any shares of Mosaic Common Stock or M Holdings Stock other than (A) in the case of the MAC Foundation, acquisitions of shares of M Holdings Stock from Acorn, (B) in the case of the Anne Ray Charity, acquisitions of shares of M Holdings Stock from Lilac, and (C) acquisitions of interests in one or more Qualifying Investment Funds holding shares of Mosaic Common Stock or M Holdings Stock or acquisitions of shares of Mosaic Common Stock or M Holdings Stock by one or more Qualifying Investment Funds.

(v) Such MAC Trust shall not deliver a Released Share Request prior to the First Demand Period (both as defined in the Registration Agreement).

Section 4.7 Tax Lock-Up. Each of the MAC Trusts covenants and agrees solely as to itself and to the extent pertaining to it, as follows:

(a) From the date hereof through the second anniversary of the Closing Date, it shall not (x) Transfer, or enter into any agreement, understanding, arrangement or substantial negotiations (as defined in Treasury Regulation Section 1.355-7(h)(1)) to Transfer, any shares of M Holdings Stock or Mosaic Common Stock other than: (i) in the case of Lilac, Transfers by Lilac of M Holdings Stock to the Anne Ray Charity in accordance with the governing trust agreement for Lilac; (ii) in the case of Acorn, Transfers by Acorn of M Holdings Stock to the MAC Foundation in accordance with the governing trust agreement for Acorn; (iii) Transfers, or agreements, understandings, arrangements or substantial negotiations (as defined in Treasury Regulation Section 1.355-7(h)(1)) to Transfer, by it (A) in any Public Offering Sale, (B) in any Section 2.2 Sale, (C) in any Permitted MAC Trust Redemption, or (D) in any Required Annual Distribution, in each case described in this clause (iii), if and only if, after giving effect to any such Transfer (and treating as Transferred any shares of M Holdings Stock that are the subject of any agreement, understanding, arrangement or substantial negotiations (as defined in Treasury Regulation Section 1.355-7(h)(1) to Transfer), the total number of shares of M Holdings Stock Transferred (or deemed Transferred) by all MAC Trusts pursuant to this clause (iii) will not exceed the MAC Maximum Amount; and (iv) Transfers of Potential Consent Shares to Persons other than M Holdings or its Subsidiaries, with the prior written consent of M Holdings, but only if a copy of such consent has been provided in advance of such Transfer to Cargill and (y) acquire, or enter into any agreement, understanding, arrangement or substantial negotiations (as defined in Treasury Regulation Section 1.355-7(h)(1)) to acquire (but excluding any stock split, stock dividend, recapitalization or similar event in each case that is implemented by M Holdings and is outside the control of such MAC Trust, acting alone or together with any or all of the other MAC Trusts), any shares of M Holdings Stock or Mosaic common stock, other than through one or more Qualifying Investment Funds. For avoidance of doubt, the MAC Trusts’ negotiating of the terms of, and entering into, the Transaction Documents as in effect on the date hereof shall not constitute a violation of this Section 4.7(a).

(b) At least ten (10) Business Days prior to any Transfer (other than in the First Formation Offering) pursuant to clause (a), such MAC Trust, if intending to effect such Transfer, shall provide written notice to M Holdings and Cargill describing the number and type of shares of M Holdings Stock subject to such proposed Transfer.

(c) No more than five (5) Business Days after any Transfer (other than in the First Formation Offering) pursuant to clause (a), such MAC Trust shall provide written notice to M Holdings and Cargill describing the number and type of shares of M Holdings Stock Transferred.

(d) Any purported Transfer or attempt to Transfer any M Holdings Stock in violation of the provisions of this Section 4.7 (including the notice provisions) shall be null and void and of no effect.

(e) In addition to the other restrictions hereunder, from the date hereof through the second anniversary of the Closing Date, such MAC Trust may not offer to Transfer any shares of M Holdings Stock or disclose or announce any plan or intention to Transfer any shares of M Holdings Stock (other than pursuant to a Public Offering Sale, in any Section 2.2 Sale, in any Permitted MAC Trust Redemption, or in any Required Annual Distribution), unless such offer, disclosure or announcement includes a good faith summary of the restrictions on Transfer to which such MAC Trust is subject under this Agreement and the certificate of incorporation and bylaws of M Holdings.

(f) Each certificate representing MAC Exchange Shares (other than MAC Exchange Shares that will be sold in the First Formation Offering on or about the Closing Date) may be stamped or otherwise imprinted with a legend substantially in the form below, and from the Closing Date through the second anniversary of the Closing Date, such MAC Trust shall take all actions within its control to ensure that each of the MAC Exchange Shares shall be represented by a physical share certificate and each such certificate shall include the following (or a substantially similar) legend in addition to any other legend required by the Transaction Documents:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON SALE, TRANSFER, GRANT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION (ANY SUCH ACTION, A “TRANSFER”) SET FORTH IN THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AND PURSUANT TO THE TERMS OF AN EXCHANGE AGREEMENT, DATED AS OF JANUARY 18, 2011, WITH CARGILL, INCORPORATED, A COPY OF WHICH MAY BE OBTAINED FROM CARGILL, INCORPORATED. ANY PURPORTED TRANSFER OR ATTEMPT TO TRANSFER THE SECURITIES REPRESENTED HEREBY OTHER THAN IN ACCORDANCE WITH THE TERMS OF THE RESTATED CERTIFICATE OF INCORPORATION AND THE EXCHANGE AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. THE SECURITIES REPRESENTED HEREBY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

The foregoing requirement of this Section 4.7(f) shall not apply with respect to MAC Exchange Shares from and after the Transfer of such MAC Exchange Shares in accordance with Section 4.7(a)(iii) of this Agreement other than clause (D) thereof.

Section 4.8 Bring Down Tax Representations. Each of the MAC Trusts shall use its reasonable best efforts to deliver to Fried, Frank, Harris, Shriver & Jacobson LLP a certificate dated the Closing Date containing the representations applicable to such MAC Trust contained in Section 3.2(e) hereof. Each of the MAC Trusts represents and warrants that, as of the date of this Agreement, it has no knowledge or reason to believe that it will not be able to deliver such certificate. None of the MAC Trusts shall knowingly take any action that could cause any of the MAC Trusts not to be able to deliver such certificate.

Section 4.9 Treasury Regulation Section 1.355-5(b). Any MAC Trust subject to Treasury Regulation Section 1.355-5(b) agrees to file the statement required by Treasury Regulation Section 1.355-5(b) on or with its federal income tax return for the year in which the Split-off occurs.

Section 4.10 Reporting. The parties to this Agreement will report the transactions contemplated by the Transaction Documents, for income tax purposes, consistently with the Private Letter Ruling and will not take any position inconsistent therewith.

ARTICLE V.

CONDITIONS TO OBLIGATIONS OF MAC TRUSTS

The obligations of each MAC Trust to consummate the Exchange is subject to the fulfillment prior to or at the Exchange Closing of each of the following conditions (any or all of which may be waived by such MAC Trust), provided, however, that each MAC Trust shall be obligated to consummate the Exchange even if one or more of such conditions has not been fulfilled prior to or at the Exchange Closing if the failure of such condition to be fulfilled is due to a default or breach by any of the MAC Trusts of any provision in this Agreement or the Transaction Documents to which the MAC Trusts are parties:

Section 5.1 No Injunction. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Law which is in effect and which prohibits consummation of the Split-off, the Exchange or any Formation Offering.

Section 5.2 Mosaic Material Adverse Effect; Compliance with Certain Covenants; Tax Condition. The conditions set forth in Section 9.3(a), Section 9.3(e) and Section 9.3(f) of the Merger and Distribution Agreement shall have been satisfied; and the condition set forth in Section 9.3(b) of the Merger and Distribution Agreement (solely to the extent it relates to the obligations of Mosaic under Sections 7.1(a)(i), (ii) and (iii) and, solely to the extent it relates to the foregoing clauses (i), (ii) and (iii), Section 7.1(a)(x) (the “Designated Covenants”)) shall have been satisfied (in each case, without any waiver or amendment thereof not approved by such MAC Trust, such approval not to be unreasonably withheld or delayed).

Section 5.3 M Holdings Charter Amendment & Merger. The M Holdings Charter Amendment and the Merger shall have been completed in accordance with the terms set forth in the Merger and Distribution Agreement.

Section 5.4 NYSE Listing. The shares of M Holdings Common Stock to be received by such MAC Trust in the Exchange shall have been approved for listing on the NYSE, and the M Holdings Common Stock to be issued upon the conversion of the M Holdings Class A Common Stock and M Holdings Class B Common Stock to be received by such MAC Trust in the Exchange shall have been approved for listing on the NYSE, in each case subject to official notice of issuance.

Section 5.5 Registration Statement. A Registration Statement (as defined in the Registration Agreement) shall have been filed with the SEC pursuant to the Registration Agreement, become effective under the Securities Act (and not be the subject of a stop order suspending the effectiveness of such registration statement or a proceeding initiated by the SEC seeking any such stop order), and shall include (or incorporate by reference) all, and shall not omit any, information, including financial information, necessary to effect the First Formation Offering in accordance with the requirements under the Securities Act and the terms of the Registration Agreement.

Section 5.6 Underwriting Agreement. The underwriters for the First Formation Offering shall have entered into an underwriting agreement pursuant to which the underwriters shall have agreed to purchase at least 7,500,000 shares of M Holdings Common Stock from the MAC Trusts, at a no less favorable price per share and on terms and conditions (other than with respect to lock-up or similar transfer restrictions, which shall be for no longer a period than is contemplated by the Registration Agreement) that are no less favorable to the MAC Trusts than the price, terms and conditions upon which the underwriters have agreed to purchase shares of M Holdings Common Stock from the Exchanging Cargill Debt Holders, in each case for resale to the public in the First Formation Offering, such underwriting agreement shall be in full force and effect, and the underwriters for the First Formation Offering shall have confirmed that they are prepared to consummate the First Formation Offering in accordance with the terms of the underwriting agreement on the Closing Date, subject to the consummation of the Split-off and the Initial Debt Exchange.

Section 5.7 Duff & Phelps Reports. Cargill shall have delivered to the MAC Trusts the Duff & Phelps Report, prepared in all materials respects in accordance with Section 4.1(a), at least ten (10) Business Days prior to the Closing Date. Cargill shall have delivered to the MAC Trusts the Accompanying D&P Report at least ten (10) Business Days prior to the Closing Date (so long as the MAC Trusts have each signed the release described in the last section of Section 4.1(a) hereof).

Section 5.8 Split-Off Terms Applicable to Other Stockholders. The terms on which stockholders of Cargill (other than the MAC Trusts) shall exchange shares of Cargill Common Stock with Cargill for M Holdings Stock pursuant to the Offer shall be not materially more favorable to such stockholders than the terms upon which the MAC Trusts exchange their Subject Shares for MAC Exchange Shares; provided, that the following shall not constitute a failure of the condition set forth in this Section 5.8 or be considered in determining whether any such failure has occurred or will occur: (i) the exchange by Cargill with any stockholders of Cargill (other than the MAC Trusts) of M Holdings Stock for shares of Cargill Common Stock at an exchange ratio determined based on a value up to the Adjusted Duff & Phelps Value (rather than the Adjusted Exchange Value); (ii) the exchange by any stockholder of Cargill (other than the MAC Trusts) of less than 100% of the shares of Cargill Common Stock held by such stockholder; (iii) the M Holdings Stock received by any stockholder of Cargill (other than the MAC Trusts) in exchange for shares of Cargill Common Stock include a greater percentage of M Holdings Class B Common Stock for their shares of Cargill Common Stock than the percentage of M Holdings Class B Common Stock that the MAC Trusts receive for their shares of Cargill Common Stock; (iv) stockholders of Cargill (other than the MAC Trusts) exchanging their shares of Cargill Common Stock pursuant to the Offer Documents and not being parties to the

Registration Agreement, the Governance Agreement or this Agreement, so long as any stockholder of Cargill (other than the MAC Trusts) receiving M Holdings Stock from Cargill in the Split-off becomes a party to or subject to provisions not materially more favorable to such stockholder than the Tax Provisions and, if such stockholder will be a Significant Stockholder after giving effect to the Split-off, the Governance Agreement Restrictions; and (v) the tender and support agreements or similar agreements of stockholders of Cargill (other than the MAC Trusts) terminating no later than one (1) year after the execution thereof.

Section 5.9 Registration Agreement. The Registration Agreement shall be in full force and effect.

Section 5.10 Representations and Warranties of Cargill. The representations and warranties of Cargill set forth in this Agreement shall be true and correct, in each case, as of the date of the Agreement and as of the Closing Date as though made on and as of each such date (except to the extent that such representations and warranties expressly relate to a specified date, in which case as of such specified date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Cargill.

Section 5.11 Covenants of Cargill. Cargill shall have performed in all material respects the material obligations, agreements and covenants required to be performed by it prior to or as of the Exchange Closing under this Agreement.

Section 5.12 Cargill Charter Amendment. The amendment to the certificate of incorporation of Cargill substantially in the form attached as Annex B shall have been approved by the stockholders of Cargill or, in the opinion of counsel of Cargill, the Exchange will comply with the terms of the certificate of incorporation of Cargill.

ARTICLE VI.

TERMINATION

Section 6.1 Termination. This Agreement may be terminated prior to the Exchange Closing as follows:

(a) By mutual consent of Cargill and the MAC Trusts (acting jointly);

(b) By the MAC Trusts (acting jointly) if (A) Cargill shall have breached or failed to perform any of its representations, warranties, covenants or other obligations set forth in this Agreement, which breach or failure to perform would result in the failure of any of the conditions set forth in Section 5.10 and/or 5.11 hereof and (B) such breach or failure to perform is not cured, or cannot be cured, by Cargill within 30 calendar days following receipt of written notice of such breach or failure to perform from the MAC Trusts (or if the End Date is less than 30 calendar days from notice by the MAC Trusts (without giving effect to any extension), is not cured, or cannot be cured, by Cargill by the End Date (without giving effect to any extension);

(c) By the MAC Trusts (acting jointly) if Cargill shall have the right to terminate the Merger and Distribution Agreement pursuant to Section 10.1(d)(i) thereof as a result of (x) the failure of the condition set forth in Section 9.3(a) thereof, or (y) the failure of the condition set forth in Section 9.3(b) thereof by reason of a breach of any of the Designated Covenants; and

(d) By the MAC Trusts (acting jointly), on the one hand, or Cargill, on the other hand, upon written notice of termination to Cargill (in the case of a termination by the MAC Trusts) or to the MAC Trusts (in the case of a termination by Cargill):

(i) in the event that any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated or entered any Law which is in effect and prohibits the consummation of the Split-off, the Exchange or any Formation Offering and such Law shall have become final and nonappealable;

(ii) at any time after the termination of the Merger and Distribution Agreement in accordance with its terms; or

(iii) at any time after the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 6.1(d)(iii) shall not be available to any party if the failure of the Closing Date to have occurred by the End Date is due to a breach by such party of any covenants or obligations of such party under this Agreement or any of the Transaction Documents to which it is a party.

Section 6.2 Effects of Termination.

(a) In the event of any termination of this Agreement in accordance with Section 6.1 prior to the Closing, this Agreement shall forthwith become wholly void and there shall be no liability or obligations on the part of any party except with respect to this Section 6.2, Section 4.1(b) and Article VII which shall remain in full force and effect; provided, however, that, subject to Sections 6.2(c) and (d), the forgoing shall not relieve any party from any liability for any inaccuracy in, or breach by any party or any of its Representatives of, any warranties, covenants or obligations of any such party under this Agreement prior to such termination.

(b) If this Agreement is terminated in accordance with Section 6.1 prior to the Closing, Cargill shall promptly return all tendered Subject Shares to the MAC Trusts.

(c) In the event that (i) this Agreement is terminated by Cargill or the MAC Trusts (x) pursuant to Section 6.1(b) or (y) pursuant to Sections 6.1(d)(ii) or 6.1(d)(iii) under circumstances in which Cargill is required to pay the Termination Fee pursuant to Section 10.2(b) of the Merger and Distribution Agreement (or would be required to pay the Termination Fee pursuant to Section 10.2(b) of the Merger and Distribution Agreement but for the provisions of clause (ii) thereof), or (ii) the Merger and Distribution Agreement is terminated pursuant to Section 10.1(a) thereof, and, in each case, the MAC Trusts shall not have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other obligations set forth in the Transaction Documents, Cargill shall, within ten (10) Business Days after the date of termination, deliver to the MAC Trusts a written notice (the “Cargill Share Value Notice”) setting forth the value per share of Cargill Common Stock as determined by Duff

& Phelps (or any successor valuation firm) in a manner consistent in all material respects with the Prior Duff & Phelps Methodologies (as defined below) as of the end of the fiscal quarter of Cargill last ended prior to the date of delivery of such notice (such value per share, the “Cargill Share Value”). For avoidance of doubt, the Cargill Share Value shall reflect a 15% illiquidity discount. The MAC Trusts (acting jointly) shall have the right to elect to sell to Cargill a number of shares of Cargill Common Stock equal to four hundred million dollars ($400,000,000.00) divided by the Cargill Share Value (such shares, the “Sale Shares”) by delivering to Cargill of a written notice of such election (a “Sale Notice”) within ten (10) Business Days after receipt of the Cargill Share Value Notice (the “Sale Election Period”). The Sale Notice shall set forth the number of the Sale Shares to be sold by each of the MAC Trusts. Cargill may deem any Sale Notice delivered by the MAC Trusts (acting jointly) to constitute the “Stockholder Notices” (as defined in Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation) of each of the MAC Trusts with respect to the transfer by such MAC Trust of the portion of the Sale Shares to be sold to Cargill by such MAC Trust as set forth in the Sale Notice, unless such transfer is permitted under Article IV, Section 10, Paragraph A of Cargill’s certificate of incorporation. Promptly after receiving a Sale Notice in accordance with the foregoing, unless the applicable transfer is permitted under Article IV, Section 10, Paragraph A of Cargill’s certificate of incorporation, Cargill shall provide to the applicable stockholders of Cargill the written notices to such stockholders contemplated by Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation. If the MAC Trusts (acting jointly) shall have delivered a Sale Notice to Cargill during the Sale Election Period, Cargill shall purchase from each of the MAC Trusts, and each of the MAC Trusts shall sell to Cargill, the number of Sale Shares to be sold by such MAC Trust as set forth in the Sale Notice (less the number of such shares, if any, purchased from such MAC Trust by stockholders of Cargill pursuant to the purchase options provided for in Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation) at a cash price per share equal to the Cargill Share Value. The closing of such purchases and sales shall occur on a date selected by Cargill (in a written notice delivered to the MAC Trusts at least five (5) Business Days prior to the closing date), which date shall be within thirty (30) days after the last of the applicable purchase option periods provided for in Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation shall have expired or been waived in full or, if such purchase options are not applicable, within thirty (30) days after delivery by the MAC Trusts (acting jointly) to Cargill of the Sale Notice. At the closing, (A) each of the MAC Trusts shall deliver to Cargill certificates representing the shares of Cargill Common Stock being sold to Cargill by such MAC Trust, accompanied by duly executed assignment documents in a form reasonably satisfactory to Cargill and a certificate in form and substance reasonably acceptable to Cargill containing representations and warranties from each of the MAC Trusts selling shares with respect to power, authority, no conflict with governing instruments and applicable law and transfer of such shares of Cargill Common Stock, free and clear of all Securities Encumbrances, and (B) Cargill shall deliver to each of the MAC Trusts selling shares an amount equal to the Cargill Share Value multiplied by the number of shares being sold to Cargill by such MAC Trust by wire transfer of immediately available funds to one or more bank accounts identified by such MAC Trust by written notice delivered to Cargill at least two (2) Business Days prior to closing. Notwithstanding the foregoing, Cargill shall not be required to purchase any shares of Cargill Common Stock from the MAC Trusts pursuant to this Section 6.2(c) if any MAC Trust shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other obligations set forth in the Transaction Documents.

(d) In the event that (x) this Agreement is terminated by Cargill or the MAC Trusts (A)(1) pursuant to Section 6.1(b), (2) pursuant to Sections 6.1(d)(ii) or 6.1(d)(iii) under circumstances in which Cargill is required to pay the Termination Fee pursuant to Section 10.2 of the Merger and Distribution Agreement or (3) the Merger and Distribution Agreement is terminated pursuant to Section 10.1(a) thereof, and, in each case, the MAC Trusts shall not have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other obligations set forth in the Transaction Documents, (y) within the one (1) year period after the date of termination of this Agreement (the “Tail Period”), Cargill and/or one of its Subsidiaries (other than Mosaic or its Subsidiaries) shall enter a definitive agreement (a “Tail Period Sale Agreement”) for a sale by Cargill and/or one or more of such Subsidiaries of an aggregate number of shares of Mosaic Common Stock equal to at least a majority of the shares of Mosaic Common Stock owned by Cargill and its Subsidiaries as of the date of termination of this Agreement in a taxable transaction (an “Alternative Sale Transaction”), and (z) Cargill subsequently consummates such Alternative Sale Transaction, then, in addition to Section 6.2(c), the following shall apply:

(i) Within ten (10) Business Days after the conclusion of the first fiscal quarter of Cargill ending after consummation of the Alternative Sale Transaction, Cargill shall deliver to the MAC Trusts a written notice (the “Cargill Post-Transaction Share Value Notice”) setting forth the value per share of Cargill Common Stock as determined by Duff & Phelps (or any successor valuation firm) as of the end of such fiscal quarter (such value per share, the “Cargill Post-Transaction Share Value”). For avoidance of doubt, the Cargill Post-Transaction Share Value shall (x) be determined by Duff & Phelps in a manner consistent in all material respects with the Prior Duff & Phelps Methodologies giving effect to the Alternative Sale Transaction and all Taxes paid or required to be paid by Cargill and its Subsidiaries with respect to such Alternative Sale Transaction (the amount of such Taxes to be calculated by an officer of Cargill (and reflected in an certificate delivered by Cargill to Duff & Phelps and the MAC Trusts, with a copy to Loeb & Loeb LLP) assuming Cargill is subject to Tax at the Assumed Combined Tax Rate, and all other fees and expenses incurred by them, in connection with the Alternative Sale Transaction, and (y) reflect a 15% illiquidity discount. “Prior Duff & Phelps Methodologies” means the practices of, and methodologies used by, Duff & Phelps in preparing valuations of the capital stock of Cargill during the three (3) years prior to the determination of the applicable value; provided that the parties agree and understand that the foregoing shall not prevent Duff & Phelps from using its professional judgment in performing its analysis and/or from making such modifications to the manner to which the methodologies referred to above are applied as are necessary or appropriate in the professional judgment of Duff & Phelps, in order to account for the facts and circumstances in existence at the time of the determination of the applicable value.

(ii) The MAC Trusts (acting jointly) shall have the right to elect to sell to Cargill a number of shares of Cargill Common Stock equal to the Applicable Post-Transaction Purchase Amount (as defined below) divided by the Cargill Post-Transaction Share Value (such shares, the “Post-Transaction Sale Shares”) by delivering to Cargill a written notice of such election (a “Post-Transaction Sale Notice”) within ten (10) Business Days after receipt of the Cargill Post-Transaction Share Value Notice (the

“Post-Transaction Sale Election Period”). The Post-Transaction Sale Notice shall set forth the number of the Post-Transaction Sale Shares to be sold by each of the MAC Trusts. Cargill may deem any Post-Transaction Sale Notice delivered by the MAC Trusts (acting jointly) to constitute the “Stockholder Notices” (as defined in Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation) of each of the MAC Trusts with respect to the transfer by such MAC Trust of the portion of the Post-Transaction Sale Shares to be sold to Cargill by such MAC Trust as set forth in the Post-Transaction Sale Notice, unless such transfer is permitted under Article IV, Section 10, Paragraph A of Cargill’s certificate of incorporation. Promptly after receiving a Post-Transaction Sale Notice in accordance with the foregoing, unless the applicable transfer is permitted under Article IV, Section 10, Paragraph A of Cargill’s certificate of incorporation, Cargill shall provide to the applicable stockholders of Cargill the written notices to such stockholders contemplated by Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation. The “Applicable Post-Transaction Purchase Amount” shall mean (x) (a) the aggregate amount of the consideration received by Cargill and its Subsidiaries for the shares of Mosaic Common Stock sold by them pursuant to the Alternative Sale Transaction, less the aggregate amount of Taxes paid or required to be paid by Cargill and its Subsidiaries with respect to such Alternative Sale Transaction (the amount of such Taxes to be calculated by an officer of Cargill (and reflected in an certificate delivered by Cargill to Duff & Phelps and the MAC Trusts, with a copy to Loeb & Loeb LLP) assuming Cargill is subject to Tax at the Assumed Combined Tax Rate), and all other fees and expenses incurred by them, in connection with the Alternative Sale Transaction, divided by (b) the number of shares of Mosaic Common Stock sold by Cargill and its Subsidiaries pursuant to the Alternative Sale Transaction, multiplied by (y) fifty million (50,000,000).

(iii) If the MAC Trusts (acting jointly) shall deliver a Post-Transaction Sale Notice to Cargill during the Post-Transaction Sale Election Period, Cargill shall purchase from each of the MAC Trusts, and each of the MAC Trusts shall sell to Cargill, the number of Post-Transaction Sale Shares to be sold by such MAC Trust as set forth in the Post-Transaction Sale Notice (less the number of such shares, if any, purchased from such MAC Trust by stockholders of Cargill pursuant to the purchase options provided for in Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation) at a cash price per share equal to the Cargill Post-Transaction Share Value. The closing of such purchases and sales shall occur on a date selected by Cargill (in a written notice delivered to the MAC Trusts at least five (5) Business Days prior to the closing date), which date shall be within thirty (30) days after the last of the applicable purchase option periods provided for in Article IV, Section 10, Paragraph B of Cargill’s certificate of incorporation shall have expired or been waived in full or, if such purchase options are not applicable, within thirty (30) days after delivery by the MAC Trusts (acting jointly) to Cargill of the Post-Transaction Sale Notice. At the closing, (A) each of the MAC Trusts shall deliver to Cargill certificates representing the shares of Cargill Common Stock being sold to Cargill by such MAC Trust, accompanied by duly executed assignment documents in form reasonably satisfactory to Cargill and a certificate in form and substance reasonably acceptable to Cargill containing representations and warranties from each of the MAC Trusts selling shares with respect to power, authority, no conflict with governing instruments and applicable law and transfer of such shares of Cargill Common Stock, free and clear of all Securities Encumbrances, and (B) Cargill shall deliver to each of the MAC Trusts selling shares an amount equal to the Cargill Post-Transaction Share Value multiplied by the number of shares being sold to Cargill by such MAC Trust by wire transfer of immediately available funds to one or more bank accounts identified by such MAC Trust by written notice delivered to Cargill at least two (2) Business Days prior to closing.

(iv) In the event that within thirty (30) days of the consummation of an Alternative Sale Transaction, Cargill shall purchase shares of Cargill Common Stock from stockholders of Cargill at a price per share greater than the Cargill Post-Transaction Share Value (except to the extent the increase in the price per share results solely from a change in the value per share of Cargill Common Stock as determined by Duff & Phelps (or any successor valuation firm)), if the closing contemplated by clause (iii) of this Section 6.2(d) shall not have previously occurred, the price to be paid by Cargill per share for shares of Cargill Common Stock to be purchased from the MAC Trusts pursuant to the foregoing provisions of this Section 6.2(d) shall be increased to equal such greater amount, it being understood that that the closing contemplated by clause (iii) of this Section 6.2(d) shall be delayed to the extent necessary to allow for compliance with any notice and option requirements of Article IV, Section 10 of Cargill’s certificate of incorporation applicable to a transaction between Cargill and the MAC Trusts at such greater price. In the event that within thirty (30) days of the consummation of an Alternative Sale Transaction, Cargill shall purchase shares of Cargill Common Stock from stockholders of Cargill at a price per share greater than the Cargill Post-Transaction Share Value (except to the extent the increase in the price per share results solely from a change in the value per share of Cargill Common Stock as determined by Duff & Phelps (or any successor valuation firm)) and the closing contemplated by clause (iii) of this Section 6.2(d) shall have previously occurred, Cargill shall promptly pay to each of the MAC Trusts an amount equal to the difference between such greater price per share and the Cargill Post-Transaction Share Value multiplied by the number of shares of Cargill Common Stock purchased by Cargill from such MAC Trust at such closing by wire transfer of immediately available funds to one or more bank accounts identified by the MAC Trusts by written notice delivered to Cargill.

(v) In the event that within thirty (30) days of the consummation of an Alternative Sale Transaction, Cargill shall offer to purchase shares of Cargill Common Stock from stockholders of Cargill other than the MAC Trusts and such stockholders shall elect to sell to Cargill in the aggregate fewer shares of Cargill Common Stock than Cargill offered to purchase (the difference between the number of shares Cargill offered to purchase and such Cargill stockholders elected to sell to Cargill, the “Excess Number”), Cargill shall provide the MAC Trusts with the opportunity to sell to Cargill a number of shares of Cargill Common Stock equal to the Excess Number at the price per share offered to such other stockholders. Any shares sold by the MAC Trusts to Cargill pursuant to this clause (v) shall be in addition to shares of Cargill Common Stock required to be purchased from the MAC Trusts by Cargill pursuant to the prior provisions of this Section 6.2(d).

(vi) Notwithstanding the foregoing, Cargill shall not be required to purchase any shares of Cargill Common Stock from the MAC Trusts pursuant to this Section 6.2(d) if any MAC Trust shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other obligations set forth in the Transaction Documents.

(e) Each MAC Trust agrees that, in the event that the Exchange Closing shall not have occurred, the remedies provided for in Sections 6.2(c) and (d) shall be the sole and exclusive remedies of the MAC Trusts and their respective Representatives for, and in no event may any of the MAC Trusts or any of their respective Representatives seek to recover any damages or seek any other legal or equitable remedy against Cargill or any of its Affiliates or any of their respective Representatives with respect to, any loss, claim, cause of action or damages relating to, or arising out of, or resulting from, any failure of the Exchange, the Split-off or the Formation Offerings to occur or any breach, non-performance, failure or termination of or under this Agreement or any other Transaction Document.

(f) Each MAC Trust agrees and acknowledges that (a) Cargill is entering into the Merger and Distribution Agreement and the other Transaction Documents in reliance upon such MAC Trust’s execution, delivery and performance of this Agreement, (b) the failure of any MAC Trust to consummate the Exchange Closing could result in Cargill being required under the Merger and Distribution Agreement to pay the Termination Fee and reimburse Mosaic for certain fees and expenses incurred by Mosaic, and (c) in the event such MAC Trust does not consummate the Exchange Closing in accordance with the terms hereof in breach of this Agreement and such failure by such MAC Trust prevents consummation of the transactions contemplated by the Merger and Distribution Agreement, in addition to all other remedies to which Cargill is entitled to at Law or in equity, Cargill shall be entitled to recover from such MAC Trust the aggregate amount of any termination fee and reimbursement of Mosaic’s fees and expenses that Cargill paid or is obligated to pay under the Merger and Distribution Agreement in connection with the termination thereof (provided that the right to recover the aggregate amount of any termination fee and reimbursement of Mosaic’s fees and expenses set forth in this Section 6.2(f) shall not entitle Cargill to recover from all MAC Trusts pursuant to this Section 6.2(f) more than such aggregate amount).

ARTICLE VII.

MISCELLANEOUS

Section 7.1 Waivers. No failure on the part of any party to exercise, or delay in exercising, any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

Section 7.2 Counterparts and Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

Section 7.3 Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the Laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

Section 7.4 Consent to Jurisdiction; Waiver of Jury Trial.

(a) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware or, in the event that such court does not have subject matter jurisdiction over such action or proceeding, any federal court sitting in the State of Delaware, and the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. To the fullest extent permitted by applicable Law, each of the parties to this Agreement consents to service being made through the notice procedures set forth in Section 7.5 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses of the parties set forth in Section 7.5 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 7.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally; (ii) on the date the delivering party receives confirmation, if delivered by facsimile or electronic mail; (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested); or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.5):

If to Cargill:

Cargill, Incorporated

PO Box 9300
Minneapolis, MN
55440-9300
Attention:	Linda Cutler, Esq.

with a copy to (which copy alone shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention:	Alan Kaden, Esq.
Brian Mangino, Esq.
Philip Richter, Esq.

If to the MAC Trusts:

Christine M. Morse and Paul G. Busch,

as co-trustees of the Acorn Trust, Anne Ray Charitable Trust, Lilac Trust and Margaret A. Cargill Foundation

6889 Rowland Road

Eden Prairie MN 55344

with a copy (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154-1895
Attention:	David S. Schaefer, Esq.

Loeb & Loeb LLP
10100 Santa Monica Blvd., Suite 2200
Los Angeles CA 90067
ATTN:	Leah M. Bishop, Esq.
Stuart P. Tobisman, Esq.

If to M Holdings or Mosaic:

GNS II (U.S.) Corp.
The Mosaic Company
Atria Corporate Center, Suite E490
3033 Campus Drive
Plymouth, MN 55441
Attention: Richard L. Mack

with a copy to (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017-3954
Attention:	Casey Cogut, Esq.
Eric Swedenburg, Esq.

Section 7.6 Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, together with the Annexes hereto, the Cargill Disclosure Schedule, the MAC Trusts Disclosure Schedules, the other Transaction Documents and the documents described herein and therein or attached or delivered pursuant hereto or thereto set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and the other Transaction Documents. This Agreement is not intended to and shall not confer upon any Person, other than the parties hereto any rights or remedies hereunder; provided, that Mosaic and M Holdings shall be express third party beneficiaries of, and may rely upon, the representations of the MAC Trusts set forth in Sections 3.2(g) and 3.2(h) of this Agreement and enforce the covenants set forth in Section 4.2 and the proviso in the next sentence. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, that any amendment, modification or waiver to the representations of the MAC Trusts set forth in Sections 3.2(g) or 3.2(h) of this Agreement or the covenants set forth in Section 4.2 (or any amendment, modification or waiver of this Agreement that has the effect of modifying or altering the representations and covenants set forth in such sections) or this Section 7.6 shall also require the written consent of Mosaic and M Holdings. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 7.7 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, Cargill’s successors and permitted assigns and the MAC Trusts’ successors and permitted assigns, and no other person. No party may assign its rights or obligations under this Agreement without the prior written approval of all other parties to this Agreement.

Section 7.8 Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.9 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby; provided, however, that the consummation of the Exchange Closing is not severable from the Split-off, the Initial Debt Exchange and the First Formation Offering and the consummation of the Split-off is not severable from the Exchange Closing, the Initial Debt Exchange and the First Formation Offering. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.10 Arm’s Length Transactions. This Agreement and the other Transaction Documents have been negotiated and entered into by the parties on an arms-length basis, and Cargill and the MAC Trusts expressly acknowledge and agree that Cargill and the MAC Trusts did not act, or have not acted in any capacity as, an advisor to any of the other parties to this Agreement in connection with this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby.

Section 7.11 No Presumption. Cargill and the MAC Trusts each acknowledge that the parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 7.12 Specific Performance; Legal Expenses.

(a) The MAC Trusts agree that Cargill would suffer irreparable damage if any covenant or obligation of any of the MAC Trusts under this Agreement were not performed in accordance with the terms hereof. Accordingly, each of the MAC Trusts agrees that Cargill shall be entitled to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by such MAC Trust of its obligations under this Agreement, and the MAC Trusts shall not object to the granting of specific performance of the terms and provisions of this Agreement or other equitable relief on the basis that there exists an adequate remedy at law, and each of the MAC Trusts further agrees to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to any other remedy to which Cargill is entitled at Law or in equity. To the fullest extent permitted by law, if, notwithstanding the preceding sentence, a court shall require that Cargill prove that it is entitled to specific performance, injunctive or other equitable relief to prevent a breach or non-performance of this Agreement by any MAC Trust, Cargill’s entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to Cargill’s entitlement to such relief.

(b) Cargill agrees the MAC Trusts would suffer irreparable damage if any covenant or obligation of Cargill to the MAC Trusts under Section 7.5 of the Merger and Distribution Agreement were not performed in accordance with the terms thereof. Accordingly, Cargill agrees that the MAC Trusts shall be entitled to specific performance and injunctive and other equitable relief to prevent a breach or non-performance by Cargill of its obligations to the MAC Trusts under Section 7.5 of the Merger and Distribution Agreement, and Cargill shall not object to the granting of specific performance or other equitable relief to enforce the terms and provisions of Section 7.5 of the Merger and Distribution Agreement against Cargill on the basis that there exists an adequate remedy at law, and the MAC Trusts further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. If, notwithstanding the preceding sentence, a court shall require that any of the MAC Trusts prove that it is entitled to specific performance, injunctive or other equitable relief to prevent a breach or non-performance by Cargill of Section 7.5 of the Merger and Distribution Agreement, the MAC Trusts’ entitlement to such specific performance, injunctive or other equitable relief shall be governed by the preponderance of the evidence standard (and not the clear and convincing evidence or any other higher standard) for the burden of persuasion with respect to the MAC Trusts’ entitlement to such relief. Except as set forth in this Section 7.12(b), the MAC Trusts shall not be entitled to specific performance, injunctive or other equitable relief to prevent breaches of this Agreement or the Merger and Distribution Agreement by Cargill or to enforce specifically the terms and provisions of this Agreement or the Merger and Distribution Agreement.

(c) Each party agrees and acknowledges that, to the fullest extent permitted by law, the prevailing party in any action or proceeding to enforce this Agreement shall be entitled to recover from the non-prevailing party or parties all court costs, counsel fees, and other costs or expenses incurred by the prevailing party in connection with such action, including in enforcing this Section 7.12 and proving the amounts to which the prevailing party is entitled pursuant hereto.

* * *

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered in its name and on its behalf, all as of the day and year first above written.

CARGILL, INCORPORATED

By:	/s/ David W. MacLennan
	Name:	David W. MacLennan
	Title:	Senior Vice President
Chief Financial Officer

CHRISTINE M. MORSE, in her capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Christine M. Morse

PAUL G. BUSCH, in his capacity as Co-Trustee of the Acorn Trust dated January 30, 1995, as amended; as Co-Trustee of the Lilac Trust dated August 20, 1996, as amended; as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended; as Co-Trustee of the Margaret A. Cargill Foundation established under the Acorn Trust dated January 30, 1995, as amended; and on behalf of John Bryson Chane, as Co-Trustee of the Anne Ray Charitable Trust dated August 20, 1996, as amended

/s/ Paul G. Busch